UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
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One Dauch Drive Detroit, Michigan 48211-1198 www.aam.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 2, 2013

American Axle & Manufacturing Holdings, Inc. (AAM)

Time and Place	3:00 p.m., local time, on Thursday, May 2, 2013

AAM World Headquarters Auditorium, One Dauch Drive, Detroit, Michigan

Items of Business

(1)   Elect three members of the Board of Directors to serve until the Annual Meeting of Stockholders in 2016;

(2)   Advisory vote to approve named executive officer compensation;

(3)   Ratify the appointment of Deloitte & Touche LLP as AAM’s independent registered public accounting firm for the year ending December 31, 2013; and

(4)   Attend to other business properly presented at the meeting.

Record Date	You may vote if you were an AAM stockholder at the close of business on March 5, 2013.

Meeting Admission	Admission may be limited to AAM stockholders as of the record date and holders of valid proxies. Please be prepared to present identification for admittance. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras and recording devices will not be permitted.

Proxy Materials	We have elected to furnish materials for the 2013 Annual Meeting of Stockholders via the Internet. On March 21, 2013, we mailed a notice of Internet availability (notice) to most stockholders containing instructions on how to access the proxy materials on the Internet instead of receiving paper copies in the mail.

Important Notice Regarding Internet Availability of Proxy Materials for the May 2, 2013 Stockholder Meeting. The Proxy Statement and 2012 Annual Report and Form 10-K are available at www.envisionreports.com/AXL.

By Order of the Board of Directors,

David E. Barnes

General Counsel & Secretary

March 21, 2013

2013 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

PROXY STATEMENT

Annual Meeting of Stockholders

To Be Held May 2, 2013

INTERNET AVAILABILITY OF PROXY MATERIALS

American Axle & Manufacturing Holdings, Inc. (AAM or the Company) is providing proxy materials electronically via the Internet, instead of mailing printed copies of those materials to each stockholder. On March 21, 2013, we mailed to our stockholders (other than those who previously requested e-mail or paper delivery) a Notice of Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and 2012 Annual Report on Form 10-K. The Notice of Availability of Proxy Materials provides instructions on how you may submit your proxy over the Internet or by telephone.

This electronic delivery process is designed to expedite stockholder receipt of proxy materials, lower the cost of the Annual Meeting of Stockholders (annual meeting), and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials by e-mail unless you elect otherwise. If you received a printed copy of proxy materials by mail and would like to view future proxy materials over the Internet, you can do so by accessing the Internet at www.envisionreports.com/AXL.

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

Why am I receiving this proxy statement?

You received these proxy materials because you owned shares of AAM common stock on March 5, 2013 (record date). AAM’s Board of Directors (Board) is soliciting your proxy to vote your shares at the annual meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement includes information that we are required to provide to you and is designed to assist you in voting your shares.

Who is entitled to vote?

Holders of AAM common stock on the record date are entitled to one vote per share. You are a holder of record if your shares are held directly in your name with AAM’s transfer agent, Computershare Trust Company, N.A. If your shares are held in the name of a broker, bank, trustee or other record holder, you are a street name holder. If you hold shares in more than one account, each notice, proxy and/or voting instruction card you receive that has a unique control number must be voted so that all your shares are voted.

How do I vote?

You may vote by any of the following methods:

•	In person — attending the annual meeting and casting a ballot.
•	By mail — using the proxy and/or voting instruction card provided.
•	By telephone or over the Internet — following the instructions on your notice card, proxy and/or voting instruction card.

If you vote by telephone or over the Internet, have your notice card or proxy and/or voting instruction card available. The control number on your card is necessary to process your vote. A telephone or Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned the card by mail. If you hold shares in street name, refer to the voting instructions provided by your broker, bank, trustee or other record holder.

How many shares may vote at the meeting?

As of March 5, 2013, we had 74,839,567 shares of common stock outstanding and entitled to vote. Under AAM’s by-laws, a majority of these shares must be present in person or by proxy to hold the annual meeting and take any action during the meeting.

Can I change my vote?

You may change your vote at any time before the annual meeting by:

•	revoking it by written notice to AAM’s Secretary at the address on the cover of this proxy statement;
•	voting in person at the annual meeting; or
•	delivering a later-dated proxy vote by mail, telephone or over the Internet.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 — FOR the election of the three nominees with terms expiring at the 2016 annual meeting;

Proposal 2 — FOR approval, on an advisory basis, of the compensation of AAM’s named executive officers as described in the Compensation Discussion and Analysis, tables and related narrative; and

Proposal 3 — FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

What are my choices when voting?

Proposal 1 — You may vote for or withhold your vote on one or more of the nominees.

Proposal 2 — You may vote for or against the proposal to approve the compensation of our named executive officers, or you may abstain from voting your shares.

Proposal 3 — You may vote for or against the proposal to ratify the appointment of the Company’s independent registered public accounting firm, or you may abstain from voting your shares.

What vote is required to approve each proposal?

Proposal 1 — A plurality of the votes cast to elect a director, which means that nominees with the most affirmative votes will be elected to fill the available seats.

Proposal 2 — An affirmative vote of a majority of the shares voted in person or by proxy must be cast in favor of the advisory vote to approve the compensation of AAM’s named executive officers.

Proposal 3 — An affirmative vote of a majority of the shares voted in person or by proxy must be cast in favor of the ratification of the appointment of the Company’s independent registered public accounting firm.

Proposals 2 and 3 are advisory votes only and, as discussed in more detail in each proposal, the voting results are not binding on AAM. However, with respect to proposal 2, the Board and the Compensation Committee will consider the outcome of the vote in making future determinations concerning the compensation of our named executive officers. With respect to proposal 3, the Audit Committee will consider whether the appointment of Deloitte & Touche LLP is in the best interests of the Company if the appointment is not ratified.

Who will count the votes?

Representatives of Computershare Trust Company, N.A., AAM’s transfer agent, will count the votes and serve as our inspector of election. The inspector of election will attend the annual meeting.

What if I “withhold” my vote or “abstain”?

Votes withheld and abstentions will be counted as present for purposes of determining whether a majority of shares is present to establish a quorum and hold the annual meeting. Abstentions will not be counted in the tally of votes for or against any proposal. A withheld vote has the same effect as an abstention.

What if I do not vote and do not attend the annual meeting?

If you are a holder of record and you do not vote your shares at the annual meeting or by proxy, your shares will not be voted. If you sign and return your proxy card without specific voting instructions, your shares will be voted as recommended by the Board.

Under New York Stock Exchange (NYSE) rules, brokers have discretionary power to vote your shares only on “routine” matters. Brokers do not have discretionary power to vote your shares on “non-routine” matters. If you hold shares in street name, and you do not give your bank, broker, or other holder of record specific voting instructions for your shares, your record holder can only vote your shares on the ratification of the Company’s independent registered public accounting firm (proposal 3), a “routine” matter.

Without your specific instructions, your record holder cannot vote your shares on the election of directors and the advisory vote on named executive officer compensation. For each of these matters, if you do not instruct your record holder how to vote, the record holder may not vote your shares. Shares not voted will be broker non-votes and will not be counted in determining the outcome of the vote for proposals 1 and 2. Broker non-votes will have no impact on the outcome of these proposals. We urge you to give your record holder voting instructions on each proposal being presented at the annual meeting.

Information not incorporated into this proxy statement.

The information on our website (www.aam.com) is not, and shall not be deemed to be, a part of this proxy statement nor, by reference or otherwise, incorporated into any other filings we make with the SEC.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board proposes that the three directors standing for re-election as Class II directors, Elizabeth A. Chappell, Steven B. Hantler and John F. Smith, be elected to the Board for terms expiring at the annual meeting in 2016.

The Board is divided into three classes. Directors serve for staggered three-year terms. The Board believes that the staggered election of directors helps to maintain continuity and ensures that a majority of directors at any given time will have in-depth knowledge of the Company.

The Board unanimously approved the nominations of our Class II directors based on their achievements, special competencies and integrity. Each nominee brings a strong and unique background and set of skills to the Board. Collectively, the Board has high levels of competence and experience in a variety of areas, including manufacturing, engineering, finance, international business, management, restructuring, law, risk management, strategic business development and the global automotive industry. A summary of the principal occupation, professional background and specific qualifications and/or skills that qualify each nominee and returning director to serve on our Board is provided in the following pages of this proxy statement.

The Board unanimously recommends a vote FOR each of the nominees.

Nominees for Director

Class II — Directors to hold office until the 2016 Annual Meeting of Stockholders

ELIZABETH A. CHAPPELL

Age 55

Elizabeth A. (Beth) Chappell has served as President and Chief Executive Officer of the Detroit Economic Club since 2002. Previously, she served as Executive Vice President, Corporate Communications & Investor Relations for Compuware Corporation. From 1995 to 2000, Ms. Chappell was President and Chief Executive Officer of a consulting firm she founded, The Chappell Group, Inc. For 16 years, Ms. Chappell held executive positions at AT&T. From 1999 to 2009, Ms. Chappell served on the Board of Directors of the Handleman Company. She also serves on a number of civic boards, including Brother Rice High School, Citizens Research Council, Detroit Regional Chamber, Airport Authority-Citizen’s Review Council, United Way Tocqueville Committee and Michigan Economic Development Corporation and has served on the Charter One Regional Advisory Board (Midwest) since 2001. Ms. Chappell is a former board member of the Karmanos Cancer Institute, Michigan Economic Growth Authority and Hospice of Michigan. Ms. Chappell’s demonstrated leadership skills, entrepreneurial business experience and service on various Boards of Directors enhance her contributions to the Board on matters of significance to AAM’s strategic business development.

Director since 2004

STEVEN B. HANTLER

Age 60

Mr. Hantler is Director of Policy Initiatives for The Marcus Family Office. In this capacity, he advises Home Depot co-founder, Bernie Marcus, in the areas of government affairs, legal and regulatory policy, national security, free enterprise and higher education. Previously, he had a 27-year career with Chrysler Corporation, where he held positions as Assistant General Counsel, Manufacturing Group Counsel, and Senior Trial Attorney. Prior to joining Chrysler, Mr. Hantler was engaged in private law practice. Mr. Hantler is a Senior Fellow at the Pacific Research Institute and a member of the Legal Policy Advisory Board of the Washington Legal Foundation. Previously, Mr. Hantler served as Chair of the State Government Leadership Foundation, which educates state leaders on public policy issues, Chair of the Advisory Board of the National Judicial College, and on the Board of Directors of the New York University Law School Center for Labor and Employment. Mr. Hantler’s leadership experience and expertise in law, public relations and government affairs provide the Board with knowledge and insight in these areas of importance to the Board’s oversight of AAM’s global business growth and strategic initiatives.

Director since 2011

JOHN F. SMITH

Age 62

Mr. Smith is principal of Eagle Advisors LLC, a consulting firm in Bloomfield Hills, Michigan that specializes in strategy development and performance improvement. From 2000 to 2010, Mr. Smith served in positions of increasing responsibility with General Motors Corporation in sales and marketing, product planning and corporate strategy, most recently as Group Vice President, Corporate Planning and Alliances. During his 42-year career in the automotive industry, Mr. Smith also served as General Manager of Cadillac Motor Car, President of Allison Transmission, and Vice President, Planning at General Motors International Operations in Zurich, Switzerland. In June 2012, Mr. Smith joined the Board of Directors of Smith Electric Vehicles (no relation), a manufacturer of all-electric commercial vehicles and the Advisory Board of VNG.CO, a developer of compressed natural gas refueling stations. In January 2013, Mr. Smith joined the Advisory Board of Palogix International, a provider of in-bound logistics and container management solutions. Mr. Smith also serves on the boards of several nonprofit organizations, including the National Advisory Board of Boy Scouts of America and St. John’s Providence Health System in Michigan. Mr. Smith’s extensive experience in manufacturing, finance, business development, international operations, sales and marketing, product development and mergers and acquisitions is aligned with AAM’s key business objectives, including continued global business growth and diversification.

Director since 2011

Class III — Directors to hold office until the 2014 Annual Meeting of Stockholders

RICHARD E. DAUCH

Age 70

Richard E. Dauch is Co-Founder & Executive Chairman of the Board of AAM and is also Chairman of the Executive Committee of the Board. He served as Chief Executive Officer from 1994 through August 2012 and has been a member of the Board since AAM began operations in March 1994. In October 1997, he was named Chairman of the Board of Directors. He was also President of AAM from March 1994 through December 2000. Prior to March 1994, he spent 12 years at Chrysler Corporation, where he established the just-in-time materials management system and the three-shift manufacturing vehicle assembly process. He is a retired officer from the Chrysler Corporation. Mr. Dauch’s last position at Chrysler, in 1991, was Executive Vice President of Worldwide Manufacturing. Mr. Dauch also served as Group Vice President of Volkswagen of America, where he established the manufacturing facilities and organization for the successful launch of the first major automotive transplant in the United States. Mr. Dauch has more than 48 years of experience in the automotive industry. Mr. Dauch currently serves on the Board of Directors of the National Association of Manufacturers (N.A.M.), where he previously served as Chairman. In 2012, Mr. Dauch was inducted into IndustryWeek’s Manufacturing Hall of Fame. He has lectured extensively on the subject of manufacturing and authored two books, Passion for Manufacturing, which was released in 1993, and American Drive, which was released in September 2012. The Board considers Mr. Dauch’s continuing leadership of the Board and the services he provides to AAM in his new role as Executive Chairman to be significant contributors to the achievement of the Company’s strategic goals. Mr. Dauch’s extensive expertise in the global automotive industry and manufacturing operations supports AAM’s business strategy to build value for its key stakeholders.

Director since 1994

JAMES A. McCASLIN

Age 64

Mr. McCaslin retired from Harley Davidson, Inc. in April 2010. Mr. McCaslin joined Harley Davidson in 1992 and held various senior executive leadership positions, including President and Chief Operating Officer of Harley-Davidson Motor Company, from 2001 to 2009. From 1989 to 1992, he held manufacturing and engineering positions with JI Case, a manufacturer of agricultural equipment. Previously, he held executive positions in manufacturing and quality with Chrysler Corporation, Volkswagen of America and General Motors Corporation, where he began his 40-year career in manufacturing. From 2003 to 2006, he served on the Board of Directors of Maytag Corporation. Mr. McCaslin has served on a number of civic boards, including Boys and Girls Clubs of Greater Milwaukee, Manufacturing Skill Standards Council and Kettering University. Mr. McCaslin’s extensive operational expertise and experience in multiple manufacturing industries in the original equipment and aftermarket product markets provide the Board with a valued resource in geographic and product diversification, one of AAM’s key strategic objectives.

Director since 2011

WILLIAM P. MILLER II, CFA

Age 57

Mr. Miller, Chartered Financial Analyst, is the Senior Managing Director & Chief Financial Officer of Financial Markets International, Inc., an international law and economics consulting firm. Since 2003, Mr. Miller has been a member of the Board of Directors of the Chicago Mercantile Exchange, serving on the Audit Committee, Finance Committee and Market Regulation Oversight Committee. Since June 2011, Mr. Miller has served on the Board of Directors of the Dubai Mercantile Exchange, serving on the Compensation Committee and the Compliance Committee. Since December 2012, Mr. Miller has served on the Institutional Investor Advisory Board for Golub Capital, a U.S. asset manager with over $7 billion of assets under management. From 2005 to 2011, he was employed by the Ohio Public Employees Retirement System, where he served as Deputy Chief Investment Officer. Previously, he served as Senior Risk Manager for the Abu Dhabi Investment Authority and as an Independent Risk Oversight Officer and Chief Compliance Officer for Commonfund Group, an investment management firm for educational institutions. Mr. Miller also served as Director, Trading Operations and Asset Mix Management, with General Motors Investment Management Corp. and as a financial analyst with the U.S. Department of Transportation. Mr. Miller also was a member of the Public Company Accounting Oversight Board’s Standing Advisory Group and a member of the Board of Directors of the Dubai International Financial Exchange. Mr. Miller’s expertise in finance, investments, risk management, compliance, international business, audit and accounting provides the Board with valuable guidance in assessing and managing risks and in fulfilling the Board’s financial oversight role.

Director since 2005

LARRY K. SWITZER

Age 69

Larry K. Switzer retired as Chief Executive Officer of DANKA PLC, London, England, a global independent distributor of office equipment, in 2000. From 1994 to 1998, Mr. Switzer was Senior Executive Vice President and Chief Financial Officer of Fruit of the Loom, Inc. Previously, he served as Executive Vice President and Chief Financial Officer for Alco Standard Corporation and, from 1989 to 1992, Senior Vice President and Chief Financial Officer for S.C. Johnson & Son, Inc. Mr. Switzer has also held senior executive positions at Bendix Corp., White Motor Corp. and Gencorp. As a former chief financial officer, Mr. Switzer serves as a valued resource to the Board in finance, accounting and tax matters and provides significant expertise and perspective in the Board’s oversight of the Company’s capital structure, liquidity management and strategic business development.

Director since 2005

Class I — Directors to hold office until the 2015 Annual Meeting of Stockholders

DAVID C. DAUCH

Age 48

David C. Dauch is President & Chief Executive Officer of AAM, a position he has held since September 2012. Since June 2008, he served as President & Chief Operating Officer and previously served as Executive Vice President & Chief Operating Officer. Mr. D.C. Dauch joined AAM in July 1995 and has served in positions of increasing responsibility. Prior to joining AAM, Mr. D.C. Dauch served in several positions at Collins & Aikman Products Company, where he received the President’s Award for leadership and innovation. Mr. D.C. Dauch also served on the Collins & Aikman Board of Directors from 2002 to 2007. Presently, he serves on the Boards of Directors of Business Leaders for Michigan, the Detroit Regional Chamber, the Great Lakes Council Boy Scouts of America and the Boys & Girls Club of Southeast Michigan. Mr. D.C. Dauch also serves on the Miami University Business Advisory Council. Mr. D.C. Dauch’s day to day leadership as President & Chief Executive Officer provides him with intimate knowledge of and responsibility for developing and implementing the Company’s operating and strategic objectives. Mr. D.C. Dauch’s leadership of AAM’s global business and operations provides the Board with strategic vision and insight regarding AAM’s strategic plans for the future.

Director since 2009

FOREST J. FARMER

Age 72

Forest J. Farmer has served as Chairman of the Board, Chief Executive Officer & President of The Farmer Group, a holding company for three technology and manufacturing corporations, since 1998. Mr. Farmer serves on the Board of Directors of Saturn Electronics & Engineering, Inc., a global supplier of electronic components, engineering and other services to the automotive, appliance and communications industries. From 1997 to September 2011, Mr. Farmer was a member of the Board of Directors of The Lubrizol Corporation, serving on the Compensation Committee. In 1994, he retired from Chrysler Corporation after 26 years of service, which included six years as President of its Acustar automotive parts subsidiary. Through his senior management-level experience and his prior service on the Board and Compensation Committee of another public company, Mr. Farmer brings strong leadership skills, extensive U.S. automotive and manufacturing experience, and public company experience to our Board.

Director since 1999

RICHARD C. LAPPIN

Age 68

Richard C. Lappin is Executive Chairman of VOKAL Interactive, a maker of mobile applications for business. From 2007 to 2010, he served as Chairman of the Board & Chief Executive Officer of Clear Sky Power, an alternative energy company. Mr. Lappin retired in 2004 as Chairman of the Board of Haynes International, Inc. Previously, Mr. Lappin served as Senior Managing Director of The Blackstone Group L.P., where he was a member of the Private Equity Group from 1998 to 2002. He also helped monitor the operations of Blackstone Capital Partners portfolio companies and evaluated business strategy options. From 1989 to 1998, Mr. Lappin served as President of Farley Industries, which included West Point-Pepperell, Inc., Acme Boot Company, Inc., Tool and Engineering, Inc., Magnus Metals, Inc. and Fruit of the Loom, Inc. He also served as President & Chief Executive Officer of Doehler-Jarvis and Southern Fastening Systems, and he has held senior executive positions with Champion Spark Plug Company and RTE Corporation. Mr. Lappin’s experience as a CEO and his financial expertise provide the Board with an important perspective in the areas of business strategy and organizational development, as well as sound investment criteria, capital structure and liquidity management.

Director since 1999

THOMAS K. WALKER

Age 72

Thomas K. Walker is Chairman of the Board & Chief Executive Officer of Lackawanna Acquisition Corporation and is the former President of Amcast Automotive, where from 1995 to 1999 he directed all activities for the $300 million automotive group. Previously, he held senior executive positions with ITT Automotive and Allied-Signal Automotive Catalyst Co. He also served in various manufacturing and engineering leadership positions with Volkswagen of America and with General Motors Corporation, where he began his 50-year career in the automotive industry. Mr. Walker serves on the National Advisory Board for Michigan Technological University. Mr. Walker’s business acumen and extensive leadership experience in the automotive industry enable him to provide our Board with expertise related to engineering, manufacturing operations and strategic business development.

Director since 1999

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that meet or exceed the requirements of the NYSE listing standards. AAM’s Corporate Governance Guidelines are available on our website at http://investor.aam.com.

Director Independence

AAM’s Corporate Governance Guidelines provide that at least a majority of the members of the Board and each member of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee meet the independence criteria of the NYSE listing standards. In addition, the Board has established Director Independence Guidelines to assist in determining the independence of our directors for purposes of the NYSE independence standards. The Director Independence Guidelines are included in AAM’s Corporate Governance Guidelines, which are available on our website at http://investor.aam.com.

The Board reviews and determines, on the recommendation of the Nominating/Corporate Governance Committee, whether any director has a material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. When assessing materiality, the Board considers relevant facts and circumstances of which it is aware. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company.

The Board has affirmatively determined that the following nominees and returning directors have no material relationships with AAM and are independent: Elizabeth A. Chappell, Forest J. Farmer, Steven B. Hantler, Richard C. Lappin, James A. McCaslin, William P. Miller II, John F. Smith, Larry K. Switzer and Thomas K. Walker. Richard E. Dauch, Co-Founder & Executive Chairman and David C. Dauch, President & CEO, are not independent due to their employment with AAM. Mr. D.C. Dauch is the son of Mr. R.E. Dauch.

In making these independence determinations, the Board considered Ms. Chappell’s position as President & CEO of the Detroit Economic Club, in light of the sponsorship fees AAM pays to this non-profit organization. The annual fees paid by AAM to the Detroit Economic Club are significantly below the threshold amount established under the NYSE independence standards and our Director Independence Guidelines, which is the greater of two percent of the outside entity’s annual gross revenues or $1 million.

Board Leadership Structure

The Board has the responsibility to determine the appropriate leadership structure for the Company, including whether it is best for the Company at a given point in time for the roles of Board Chairman and CEO to be separate or combined.

Historically, the positions of CEO and Chairman were held by Mr. R.E. Dauch. Mr. R.E. Dauch has been our CEO since he co-founded AAM in 1994 and has served as Chairman since 1997. As a result of the Company’s multi-year CEO succession planning and leadership development process, as well as the Board’s ongoing review of its structure, the roles of Chairman and CEO were separated in September 2012.

Effective September 1, 2012, the Board appointed David C. Dauch President & CEO. Concurrent with this appointment, AAM’s co-founder, Richard E. Dauch, was named Executive Chairman of the Board. Both the President & CEO and the Executive Chairman report solely to the Board. As Executive Chairman of the Board, Mr. R.E. Dauch will continue to provide leadership to the Board based on his extensive knowledge of the global automotive industry and his prior experience serving as the Board’s Chairman & CEO. The separation of these roles permits Mr. D.C. Dauch to focus on leading AAM’s global business and day-to-day operations while providing the Board with strategic vision and insight regarding AAM’s strategic plans for the future.

In addition to the customary procedural duties of the Chairman of the Board, the Executive Chairman has the following responsibilities:

•

Together with the President & CEO, represent the Company to external groups, including shareholders, customers, creditors, suppliers, local communities and governmental organizations and other key stakeholders;

•	Promote the Company as a technology and quality leader within the auto industry through public speaking, media appearances and global community affairs;
•	Develop relationships and maintain liaisons with universities that excel in the Company’s fields of both current and future business lines;
•	Develop relationships and maintain liaisons with other business leaders to share best practices in long-term planning;
•	Oversee and evaluate (but not direct) day-to-day operations;
•	Oversee the long-term strategy and vision of the Company and ensure the Board’s participation in strategic planning;
•	Discuss and review with the President & CEO issues facing the Company;
•	Evaluate the performance of the Company in achieving its goals and objectives;
•	Oversee and lead the development and implementation of a brand management program that promotes the Company as a technology and quality leader within the auto industry; and
•	Oversee and review succession planning.

Our Board leadership structure is further enhanced by an Independent Lead Director, a position currently held by Mr. Walker. The Independent Lead Director has the following responsibilities:

•	Preside at executive sessions of the independent directors, which are held at the end of each scheduled Board meeting;
•	Call special executive sessions of independent directors, as appropriate;
•	Serve on all standing committees required by NYSE listing standards and on the Executive Committee;
•	Serve as Chair of the Nominating/Corporate Governance Committee;
•	Serve as the liason between the independent directors and AAM’s Executive Chairman and President & CEO;
•	Inform the Executive Chairman and President & CEO of issues arising from executive sessions of the independent directors; and
•	With Board approval, retain outside advisors and/or consultants who report directly to the full Board on matters of interest to the full Board.

In September 2012, the Board approved the temporary assignment of Mr. Walker to serve as Non-Executive Chairman during the absence of the Executive Chairman for a medical procedure. Mr. Walker’s temporary assignment as Non-Executive Chairman and the compensation paid for such services are described in Narrative Description of Non-Employee Director Compensation.

Board Oversight of Risk Management

The Board, directly and through its committees, is responsible for overseeing the management of potential risks affecting the Company. In connection with our company-wide risk management process, the Board regularly reviews information provided by senior management about the Company’s strategic, operational, financial and compliance risks. In addition, the chairs of the Audit, Compensation, Nominating/Corporate Governance, Strategy and Technology Committees regularly report to the Board on the activities of their respective Committees, including matters related to risk.

The Audit Committee oversees management of financial risks and receives an annual report from management on the Company’s overall risk management structure and processes. The Nominating/Corporate Governance Committee manages risks associated with corporate governance and management succession planning. The Compensation Committee oversees risks related to AAM’s compensation programs. The Technology Committee oversees risks related to AAM’s product, process and systems technology. The Strategy Committee oversees risk related to the development and implementation of the Company’s strategic plan. Additional review or reporting of specific risks is conducted as necessary or as requested by the Board or a Committee.

Stockholder Communication with the Board

Stockholders or other interested parties may communicate with the Board through the Secretary of AAM by mail at One Dauch Drive, Detroit, Michigan 48211-1198 or by e-mail at AAMBoardofDirectors@aam.com.

The Board has instructed the Secretary to review all such communications and to exercise his discretion not to forward correspondence to the Board that is inappropriate, such as advertising and business solicitations, routine business matters and personal grievances. However, any director may at any time request the Secretary to forward any communication received by the Secretary on behalf of the Board.

Code of Business Conduct

AAM has adopted a Code of Business Conduct that is designed to assist all AAM associates, executive officers and members of the Board in conducting AAM’s business with the highest standards of ethics and integrity. AAM has also adopted a Code of Ethics applicable to our CEO, Executive Chairman, CFO and other Senior Financial Officers (Code of Ethics). The Board annually reviews the Code of Business Conduct and makes updates as appropriate. AAM’s Code of Business Conduct and Code of Ethics are available on our website at http://investor.aam.com. A written copy also may be obtained by any stockholder without charge upon request to the AAM Investor Relations Department by mail at One Dauch Drive, Detroit, Michigan 48211-1198 or by email at investorrelations@aam.com.

Related Person Transactions Policy

The Board has adopted a policy and procedure for the review, approval and ratification of transactions involving AAM and “related persons” as defined in the policy. This policy supplements AAM’s other conflict of interest policies as set forth in AAM’s Code of Business Conduct. The Board has delegated to the Audit Committee the responsibility for reviewing, approving and ratifying all related person transactions in accordance with the policy.

For purposes of this policy, a related person transaction includes any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which:

•	AAM is or is expected to be a participant;
•	the amount involved exceeds $120,000; and
•	a related person has or will have a direct or indirect material interest.

However, a transaction between AAM and a related person is not subject to this policy if the transaction:

•	is available to all employees generally;
•	involves less than $5,000 when aggregated with all similar transactions; or
•	involves compensation of an executive officer that is approved by the Compensation Committee.

A related person includes directors and executive officers and their immediate family members, stockholders owning more than five percent of the Company’s outstanding common stock as of the last completed fiscal year, and any entity owned or controlled by any one of these persons.

A related person transaction meeting the above criteria will be permitted only if the transaction is approved by the Audit Committee and is on terms comparable to those available to unrelated third parties. Any related person transaction involving a member of the Audit Committee must be presented to disinterested members of the full Board for review.

In considering a transaction, the Audit Committee and/or the Board may consider the following factors, as applicable:

•	the Company’s business reasons for entering into the transaction;
•	the alternatives to entering into a related person transaction;
•	the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflict;
•	the extent of the related person’s interest in the transaction; and
•	whether the transaction is in the best interests of AAM.

AAM’s directors and executive officers complete annual questionnaires designed to elicit information about potential related person transactions. In addition, our directors and executive officers are required to report any existing or contemplated related person transaction to the Company Secretary, who also serves as AAM’s General Counsel.

During fiscal year 2012, the Company did not engage in any reportable related person transactions. As of the date of this proxy statement, no reportable related person transaction has been brought to the attention of the Secretary, the Audit Committee or the Board.

Board Committee Composition

Directors are expected to attend all Board meetings, meetings of the committees on which they serve and stockholder meetings. During 2012, all directors attended more than 75 percent of the meetings of the Board and the committees on which they served. The 2012 annual meeting of stockholders was attended by all but one of our directors.

The Board held four regularly scheduled meetings and two special meetings during 2012. The following table shows the membership of the Board’s committees during 2012 and the number of committee meetings held during 2012.

COMMITTEE MEMBERSHIP IN 2012

Name of Director	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee	Executive Committee	Technology Committee	Strategy Committee
Richard E. Dauch				Chairman		X
Salvatore J. Bonanno, Sr.					X
Elizabeth A. Chappell		X
David C. Dauch				X		X
Forest J. Farmer		Chairman	X	X
Steven B. Hantler		X
Richard C. Lappin			X		X	Chairman
James A. McCaslin					X	X
William P. Miller II	Chairman				X
John F. Smith(1)	X					X
Larry K. Switzer	X	X				X
Thomas K. Walker(2)	X	X	Chairman	X
Dr. Henry T. Yang					Chairman
No. of Meetings in 2012	4	5	6	2	3	2

(1)	Mr. Smith was appointed to the Technology Committee effective February 6, 2013.

(2)	Mr.Walker’s service on the Technology Committee ended effective April 26, 2012.

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibility with respect to:

•	the quality and integrity of our financial statements;
•	our compliance with legal and regulatory requirements;
•	our independent auditors’ qualifications and independence; and
•	the performance of our internal audit function and independent auditors.

The Audit Committee operates under a written charter that is available on AAM’s website at http://investor.aam.com.

The Board has determined that each Audit Committee member is independent, is a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and is financially literate under applicable NYSE listing standards. The Audit Committee has determined that Mr. Miller, Mr. Smith and Mr. Switzer each qualify as an audit committee financial expert as defined by SEC rules.

Compensation Committee

The Compensation Committee is responsible for the following:

•	Establishing and reviewing AAM’s compensation philosophy and programs with respect to our executive officers;
•	Approving executive officer compensation with a view to support AAM’s business strategies and objectives;
•	Approving corporate goals and objectives for executive officer compensation and evaluating executive officer performance in light of these criteria;
•	Recommending incentive compensation and equity-based plans to the Board;
•	Overseeing management’s risk assessment of the Company’s policies and practices regarding its compensation programs for executive officers and other associates;
•	Overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement; and
•	Producing the Compensation Committee Report for inclusion in our annual proxy statement.

The Compensation Committee operates under a written charter that is available on our website at http://investor.aam.com. In February 2013, Compensation Committee Charter was amended to comply with recently-adopted NYSE listing standards regarding the independence of the Compensation Committee and its advisors. In accordance with our Corporate Governance Guidelines, the Compensation Committee is also responsible for recommending non-employee director compensation and benefits for approval by the Board.

Each member of the Compensation Committee is independent, is a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

Risk Assessment of Compensation Policies and Practices

In 2012, AAM management conducted a risk assessment of the Company’s compensation policies and practices relating to AAM’s compensation programs for executive officers and other associates. The process used by management to conduct the risk assessment was approved by the Compensation Committee. The risk assessment considered, among other things, AAM’s annual and long-term incentive programs and pay mix, performance measures used to calculate payouts, and pay philosophy and governance. Based on this risk assessment and other factors, management concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee agreed with management’s conclusion.

Role of Management in Compensation Decisions

The Compensation Committee is responsible for making compensation decisions relative to executive officers. However, in making its decisions, the Compensation Committee seeks and considers input from senior management. Since management has direct involvement with and in-depth knowledge of the business strategy, goals and performance of the Company, certain executive officers play an important role in the executive compensation decision-making process. Senior management participates in the Compensation Committee’s activities in the following specific respects:

•

The Executive Chairman and President & CEO provide the Compensation Committee with their evaluations of the performance of the Company’s executive officers, including the other named executive officers (NEOs). The President & CEO and Vice President, Human Resources make compensation recommendations for executive officers, including base salary levels and the amount and mix of incentive awards.

•	The President & CEO, the Executive Vice President & CFO and the Vice President, Human Resources develop and recommend performance objectives and targets for AAM’s incentive compensation programs.
•

The Vice President, Human Resources assists the Chairman of the Compensation Committee in developing meeting agendas and manages the preparation and distribution of pre-meeting informational materials on the matters to be considered.

•

The Executive Chairman, President & CEO, Executive Vice President & CFO and the Vice President, Human Resources regularly attend Compensation Committee meetings. Management generally does not attend the executive session of the Compensation Committee. On occasion, the Compensation Committee may request certain members of management to attend all or a portion of an executive session.

Role of Compensation Consultant

The Compensation Committee has retained Meridian Compensation Partners, LLC (Meridian) as its independent compensation consultant. Meridian provides independent advice and ongoing recommendations on compensation matters related to our executive officers and non-employee directors. Meridian also provides the Committee with competitive market data, peer group analyses and updates on compensation trends and regulatory developments.

In the course of fulfilling its responsibilities, Meridian may communicate directly with the Chairman of the Compensation Committee. Meridian also meets with management to gather information, prepare materials, and review proposals to be made to the Compensation Committee. Meridian provides no other services to the Company other than advice with respect to director and executive officer compensation and has no other direct or indirect business relationships with the Company of any of its subsidiaries or affiliates.

The Compensation Committee determined that Meridian is independent of management and that the services provided by Meridian to the Compensation Committee do not give rise to any conflicts of interest. In written correspondence to the Compensation Committee, Meridian provided detailed information addressing each of the six independence factors adopted by the SEC and incorporated into the NYSE Corporate Governance Listing Standards. In this correspondence and in communications with the Compensation Committee, Meridian affirmed its independence and that of its partners, consultants and employees who service AAM’s Compensation Committee on executive compensation matters.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee’s primary responsibilities are to:

•	Identify qualified individuals to serve on the Board and committees;
•	Review our Corporate Governance Guidelines and Code of Business Conduct and recommend changes as appropriate; and

•	Oversee and approve the process for succession planning for the CEO and other executive officers.

The Nominating/Corporate Governance Committee operates under a written charter that is available on our website at http://investor.aam.com. Each member of the Nominating/Corporate Governance Committee is independent and is a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934.

Selection Process for Director Nominees.    In consultation with the Executive Chairman and the President & CEO, the Nominating/Corporate Governance Committee identifies, evaluates and recommends potential candidates for membership on the Board. The Nominating/Corporate Governance Committee conducts necessary and appropriate inquiries into the backgrounds and qualifications of the candidates and considers questions of independence and possible conflicts of interest. Based on the Nominating/Corporate Governance Committee’s evaluation, candidates who meet the Board’s criteria may receive further consideration, which may include interviews with the Nominating/Corporate Governance Committee and other directors. The Nominating/Corporate Governance Committee then submits its recommendations for nominees to the Board for approval. Pursuant to AAM’s bylaws, the Board may establish the size of the Board by resolution, provided there is a minimum of three members.

Before the Board nominates an incumbent director for re-election by our stockholders, the incumbent director is evaluated by the Nominating/Corporate Governance Committee and/or the Board. This evaluation is based on, among other things, each incumbent director’s meeting attendance record and contributions to the activities of the Board.

Director Qualifications.    AAM’s Corporate Governance Guidelines provide the qualifications for Board membership. Candidates for director nominees to the AAM Board are reviewed in consideration of the current composition of the Board, the operating requirements of the Company and the interests of stockholders. Although specific qualifications may vary from time to time, desired qualities and characteristics include:

•	High ethical character and shared values with AAM;
•	Loyalty to AAM and concern for its success and welfare;
•	High-level leadership experience and achievement at a policy-making level in business or in educational or professional activities;
•	Knowledge of issues affecting AAM;
•	The ability to contribute special competencies to Board activities, such as financial, technical, international business or other expertise, or industry knowledge;
•	Willingness to apply sound, independent business judgment;
•	Awareness of a director’s vital role in AAM’s good corporate citizenship and corporate image; and
•	Sufficient time and availability to effectively carry out a director’s duties.

The Board as a whole should reflect the appropriate balance of knowledge, experience, skills, expertise and diversity that, when taken together, will enhance the quality of the Board’s deliberations and decisions. Although the Board has no formal policy regarding diversity, the Board believes that diversity is an essential element of Board effectiveness. In this context, diversity is defined broadly to include differences in background, skills, education, experience, gender, race, national origin and culture.

For director candidates recommended by stockholders, the Nominating/Corporate Governance Committee follows the procedures described below in Other Matters, Stockholder Proposals for 2014 Annual Meeting. The Nominating/Corporate Governance Committee will evaluate candidates recommended by stockholders using substantially the same criteria as it considers in evaluating director candidates recommended by our Board members, Executive Chairman or President & CEO.

Succession Planning.    The Nominating/Corporate Governance Committee is responsible for overseeing the Company’s succession planning process for executive officers and other key executive positions at AAM. In performing this role, the Nominating/Corporate Governance Committee monitors and approves management’s succession planning process and actions and, with respect to the CEO, makes recommendations to the full Board for approval.

The Board has primary responsibility for CEO succession planning and develops both long-term and contingency plans for CEO succession. In September 2012, the Board implemented its multi-year CEO succession plan with the appointment of Mr. D.C. Dauch as President & CEO. The Company’s co-founder and former CEO, Mr. R.E. Dauch, assumed the role of Executive Chairman of the Board. The Company’s long-term and ongoing succession planning program is designed to support effective senior leadership development and succession in a manner that positions AAM to achieve its strategic, operating and financial performance goals, and enhance stockholder value.

Executive Committee

The Executive Committee exercises the authority of the Board during the intervals between Board meetings and does not meet on a regular basis. Its members are identified in the Committee Membership in 2012 table.

Technology Committee

The Technology Committee oversees and provides advice to AAM regarding AAM’s product, process and systems technology. Its members are identified in the Committee Membership in 2012 table.

Strategy Committee

The Strategy Committee oversees the development and implementation of AAM’s strategic plan and provides advice to management regarding specific strategic opportunities. Its members are identified in the Committee Membership in 2012 table.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Executive Summary

Effective September 1, 2012, AAM’s Board appointed David C. Dauch as President & Chief Executive Officer, concurrent with the appointment of Richard E. Dauch as Co-Founder & Executive Chairman. Mr. D.C. Dauch most recently served as AAM’s President & Chief Operating Officer since June 2008 and has been a member of the Board since 2009. He has held positions of increasing responsibility since he joined AAM in 1995. Mr. R.E. Dauch has served as CEO since he co-founded the Company in 1994 and as Chairman of the Board since 1997. These actions reflect the Board’s ongoing commitment to succession planning and development of AAM’s leadership team.

On April 26, 2012, the Company’s stockholders approved the 2012 Omnibus Incentive Plan and authorized up to 5 million shares for issuance as equity-based compensation under the plan. This action by our stockholders enabled the Compensation Committee to include equity-based incentives as a component of the Company’s long-term incentive compensation program for executive officers, which we believe strengthens the alignment of interests between our executive officers and our stockholders. Since the expiration of AAM’s previous stock incentive plan in January 2009, the Company has been unable to grant equity-based awards as part of its compensation program. Upon approval of AAM’s 2012 Omnibus Incentive Plan, the Compensation Committee increased the stock ownership requirements for executive officers.

Our executive compensation program reflects an externally competitive compensation structure based on a comprehensive market study of executive compensation programs in AAM’s comparative peer group. The program includes a mix of base salaries and target annual and long-term incentive opportunities. The performance goals under the compensation incentive programs are established to reward achievement of the Company’s goals and objectives. In 2012, the Company did not perform as expected against its established goals due to increased costs associated with plant closures, global launch activity, lower capacity utilization and labor inefficiencies. As a result, the 2012 payouts for annual and cash-based long-term incentives reflect the lower levels of Company performance pursuant to the metrics established by the Compensation Committee.

When setting compensation for 2013 and in determining compensation policies, the Compensation Committee took into account the favorable results of the stockholder advisory vote on executive compensation in April 2012. Our stockholders approved the compensation of our named executive officers, with approximately 95% of votes cast in favor of our say-on-pay proposal. Accordingly, the Compensation Committee has continued to apply the executive compensation philosophy and objectives described below. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for our named executive officers.

Named Executive Officers

For purposes of this Compensation Discussion and Analysis and the tables and narrative disclosures that follow, Named Executive Officers (NEOs) refer to the following individuals:

David C. Dauch, President & Chief Executive Officer;

Michael K. Simonte, Executive Vice President & Chief Financial Officer;

Richard E. Dauch, Co-Founder & Executive Chairman;

John J. Bellanti, Executive Vice President, Worldwide Operations; and

Norman Willemse, Vice President, Metal Formed Products Business Unit.

Executive Compensation Philosophy and Objectives

The Compensation Committee is responsible for establishing and reviewing the overall compensation philosophy of the Company. The Compensation Committee believes that the compensation paid to executives should be structured to provide AAM executives with meaningful rewards, while maintaining alignment with stockholder interests, corporate values and management initiatives.

The Compensation Committee believes that AAM’s executive compensation program should consist of a mix of base salary, annual incentive compensation, long-term incentive compensation, perquisites and other personal benefits. One of the key objectives of establishing a mix of base salaries, annual incentive and long-term incentive compensation is to have a significant portion of total compensation be performance based and contingent upon the achievement of stated Company performance goals.

In an effort to more closely align the objectives of the philosophy to market competitive practices, the Compensation Committee has established stated target percentile goals (compared to our comparative peer group) for each component of pay as set forth below under Market Analysis and Benchmarking. The pay percentile goals are generally used as a guide to help set compensation levels for the NEOs, excluding the Executive Chairman. The Executive Chairman’s compensation is determined under his employment agreement.

The Compensation Committee also considers other factors in setting compensation levels for the NEOs, including, among other things, individual performance, succession planning and the requirements of the position as determined by the Company from time to time.

Compensation Objectives.    The following fundamental objectives are considered in determining compensation programs and pay levels.

•

Compensation and benefit programs should appropriately reflect the size and financial resources of our Company in order to maintain long-term viability. These programs should be market-based to be competitive relative to the compensation paid to similarly situated executives in our peer group.

•

Compensation and benefit programs should attract, motivate and retain experienced executives who are vital to our short-term and long-term success, profitability and growth. AAM makes an effort to remain competitive by targeting competitive pay levels based on the Company’s compensation philosophy with consideration of the specific business environment and other market influences.

•

Compensation and benefit programs should reward Company and individual performance. Our programs should strive to deliver competitive compensation for exceptional individual and Company performance as compared to companies in our peer group. As associates progress to higher levels in the Company and assume key leadership positions, a greater portion of their compensation should be linked to Company performance and stockholder returns. Company performance is measured against financial and operational objectives and stockholder return.

•

Compensation and benefit programs should foster the long-term focus required for success in the global automotive industry. We believe that long-term incentive compensation will motivate executive officers to deliver long-term value to our stockholders. Executives who are in positions to influence longer-term results should have a greater proportion of their compensation tied to longer-term performance.

•

Executive officers should be AAM stockholders. Stock ownership aligns our executive officers’ interests with those of stockholders and reinforces the importance of making sound long-term decisions. AAM’s executive officers are required to maintain a certain level of stock ownership based on their position.

•

The objectives of rewarding performance and retention should be balanced. Our compensation programs should continue to ensure that high-achieving, marketable executives remain motivated and committed to AAM. This principle is essential to our effort to encourage our strongest leaders to remain with AAM for long and productive careers.

•

Compensation and benefit programs should be fair in consideration of each executive’s level of responsibility and contribution to AAM. While the overall structure of compensation and benefit programs should be broadly similar across the Company, individual pay levels and benefit packages will reflect differences in job responsibilities, geography and marketplace considerations.

Market Analysis and Benchmarking

Comparative Peer Group.    A peer group of 38 industrial manufacturing companies drawn from a broad array of industries, including automotive suppliers, was identified by Meridian, the Compensation Committee’s independent compensation consultant, for consideration by the Compensation Committee to help assess competitive pay levels and to provide data for pay decisions. The peer group was selected to be representative of a broad industrial sector in which AAM competes for executive talent. The criteria used to assess the market and to select the comparative peer group included:

•	Operating/Industry Competitors — Companies with which we compete for the sale of products and services;
•	Labor Market Competitors — Companies with which we compete for executive talent;
•	Competitors for Capital — Companies with which we compete for investment dollars and against which investment performance is evaluated; and
•	Revenue Size — Companies with revenues within a broad range.

Based on the foregoing criteria, the Compensation Committee established the following comparative peer group to be used for pay decisions:

A. O. Smith Corporation	Kennametal Inc.
Ball Corporation	Lear Corporation
BorgWarner Inc.	Meritor Inc.
Brady Corporation	Navistar International
Cameron International Corporation	Owens-Illinois, Inc.
Cummins Inc.	PACCAR Inc.
Dana Corporation	Polaris Industries Inc.
Donaldson Company, Inc.	Rockwell Automation
Dover Corporation	Sauer-Danfoss Inc.
Eaton Corporation	Sonoco Products Company
Federal Signal Corporation	Terex Corporation
Federal-Mogul Corporation	Thomas & Betts Corporation
Fleetwood Enterprises, Inc.	The Timken Company
Flowserve Corporation	Trinity Industries, Inc.
FMC Technologies	TRW Automotive Holdings Corp.
Genuine Parts Company	USG Corporation
Harley-Davidson Motor Company	Valmont Industries, Inc.
Ingersoll-Rand Company	Visteon Corporation
Joy Global Inc.	Woodward Governor Company

The Compensation Committee relied on the market data analysis performed by Meridian in October 2010 for setting 2011 and 2012 executive officer compensation. Meridian’s market analysis in 2010 was considered adequate for setting 2012 pay based on Meridian’s guidance to the Compensation Committee that levels of compensation among our comparative peer group had not changed significantly from 2010 to 2012. The market data was revenue size adjusted using regressed market values.

Our general practice is to set compensation at market competitive levels based on the responsibilities, expertise and experience of each NEO as well as individual and Company performance. The total compensation for each NEO (other than the Executive Chairman) and each pay component described below are compared to pay levels of executives holding similar positions at companies in our comparative peer group. The target percentile goals for each pay component are as follows:

Pay Component	Target Percentile Goal
Base Salary	50th Percentile
Annual Incentives	Between 50th and 75th Percentiles
Long-Term Incentives	Between 50th and 75th Percentiles

The percentile goals for annual incentives and long-term incentives were set between the 50th percentile and the 75th percentile to enable the Company to reward executive performance at a rate above average in order to drive above average performance and to compete for executive talent.

Competitor Peer Group.    The Compensation Committee also considers, from time to time, publicly available information regarding companies in our competitor peer group in establishing certain executive compensation benchmarks, targets and performance levels. As disclosed in our most recent Annual Report on Form 10-K, our competitor peer group consists of Autoliv Inc., BorgWarner Inc., Dana Corporation, Lear Corporation, Magna International Inc., Meritor, Inc., Tenneco Automotive Inc. and Visteon Corporation.

Tally Sheets

Annually, the Compensation Committee reviews compensation tally sheets for each executive officer, including the NEOs. The tally sheets, which are prepared by management, provide a summary of the current amounts of each component of pay, including a historical review of prior long-term incentive grants. The tally sheets also provide a summary of the potential payouts and benefits upon various termination events. The elements and calculations reviewed are substantially similar to the information provided for each NEO in Potential Payments Upon Termination or Change in Control below. The Compensation Committee did not change the NEOs’ compensation based on its review of this information.

Components of the AAM Compensation Program

The primary components of AAM’s executive compensation program are base salary, annual incentives, long-term incentives, and benefits and perquisites.

Base Salary.    The Compensation Committee based its 2012 salary determinations for the NEOs (other than the Executive Chairman) by reference to the 50th percentile of our comparative peer group. The recommendations of Mr. R. E. Dauch and Mr. D.C. Dauch were also considered in determining 2012 base salaries for the other NEOs. These recommendations were based on each individual’s experience, time in position, professional development, contribution to the Company, performance and other factors. The Compensation Committee approved 2012 increases for each of our NEOs (other than the Executive Chairman) as follows:

	Base Salary
	2012	2011
David C. Dauch (effective September 1, 2012)	$1,000,000	$650,000
Michael K. Simonte	$527,900	$515,000
John J. Bellanti	$485,700	$473,800
Norman Willemse	$310,600	$303,000

President & CEO Base Salary.    Effective September 1, 2012, the Board appointed Mr. D.C. Dauch President & CEO. The Company entered into an employment agreement with Mr. D.C. Dauch on August 27, 2012 in connection with this appointment. Mr. D.C. Dauch’s base salary as President & CEO is $1 million.

In determining Mr. D.C. Dauch’s base salary, the Compensation Committee considered CEO base salary benchmarking data provided by Meridian from the comparative peer group established by the Compensation Committee for purposes of setting executive compensation as shown in Market Analysis and Benchmarking above. In addition, management provided the Compensation Committee with publicly available CEO pay information for members of the Company’s competitor peer group. Based on Meridian’s analysis, Mr. D.C. Dauch’s base salary is at the 50th percentile of CEO pay among our comparative peer group.

Effective January 1, 2012 through August 31, 2012, Mr. D.C. Dauch’s base salary (as President & COO) was $810,000. This amount reflected an increase from $650,000 due to the additional responsibilities he assumed on December 1, 2011 in the areas of finance, information technology and investor relations. In determining his 2012 base salary while serving as President & COO, the Compensation Committee also considered his leadership role in connection with the Company’s ongoing succession planning process.

Other NEO Base Salaries.    The increases in 2012 base salary shown above for Mr. Simonte, Mr. Bellanti and Mr. Willemse represent annual merit increases of 2.5%. Based on Meridian’s market data analysis, Mr. Simonte’s 2012 base salary is between the 50th and 75th percentile of CFO pay among our comparative peer group. Mr. Simonte’s pay level reflects, among other things, his additional leadership responsibilities in functional areas outside the finance organization. Mr. Bellanti’s and Mr. Willemse’s 2012 base salaries are at the 50th percentile of pay for their positions among our comparative peer group. Mr. R.E. Dauch’s compensation is discussed below in Compensation of Executive Chairman.

Annual Incentive Compensation.    Annual incentive compensation at AAM is designed to:

•	Encourage executives to achieve short-term goals to foster achievement of the long-term goals of the Company;
•	Reward performance to support strategic initiatives; and
•	Provide incentive for executive retention.

Annual incentive compensation is measured by our achievement of financial targets established under AAM’s Incentive Compensation Plan for Executive Officers. All executive officers (other than the Executive Chairman) participated in this plan during 2012. On an annual basis, the Compensation Committee determines one or more performance factors, and the relative weighting of each factor, in consideration of the Company’s key performance objectives. Under the plan, the performance factors that may be selected are (1) net income as a percentage of sales (NIPS), (2) after tax return on invested capital (ROIC) and (3) net operating cash flow. ROIC is defined as after-tax return divided by average invested capital. Net operating cash flow is defined as cash provided by or used in operating activities less capital expenditures. Target performance levels, established annually, are intended to be aggressive but achievable based on industry conditions.

Payment of annual cash incentive awards are permitted to the extent the Company both (1) meets or exceeds threshold levels of performance set by the Compensation Committee and (2) reports positive net income for the performance year. The plan permits the Compensation Committee to make discretionary adjustments if it determines that the achievement of performance targets for a plan year do not reflect the true performance of the Company due to unanticipated circumstances specified in the plan. Annual incentive awards may be increased or decreased by the Compensation Committee, based on the recommendations of Mr. R.E. Dauch and Mr. D.C. Dauch.

The following table summarizes the 2012 target annual incentive opportunities for the NEOs (other than the Executive Chairman), stated as a percentage of base salary:

Annual Incentive Opportunity
David C. Dauch (effective September 1, 2012)	125%
Michael K. Simonte	80%
John J. Bellanti	80%
Norman Willemse	60%

President & CEO Annual Incentive Target.    Pursuant to his employment agreement, Mr. D.C. Dauch’s target annual incentive opportunity is 125% of base salary. His target annual incentive opportunity for the period January 1, 2012 through August 31, 2012 was 90% of base salary. In determining Mr. D.C. Dauch’s target annual incentive opportunity effective September 1, 2012, the Compensation Committee considered, among other things, the pay levels for CEOs among AAM’s competitor peer group as described in President & CEO Base Salary above. Based on a market analysis conducted by Meridian, Mr. D.C. Dauch’s target annual incentive opportunity is 6% above the 75th percentile of CEO pay among our comparative peer group. The Compensation Committee considered this level to be appropriate in consideration of his target long-term incentive opportunity, which is at the 50th percentile of our comparative peer group.

Other NEO Annual Incentive Targets.    The Compensation Committee considers Meridian’s market analysis in determining the annual incentive target opportunities for the other NEOs. The 2012 annual incentive target opportunities for Mr. Simonte, Mr. Bellanti and Mr. Willemse are each between the 50th and 75th percentile for comparable positions among our comparative peer group. Mr. R.E. Dauch’s annual bonus is discussed below in Compensation of Executive Chairman.

2012 Annual Incentive Performance

In support of the Company’s 2012 goals and objectives, the Compensation Committee approved the use of net operating cash flow and NIPS, each with equal weighting, as the performance metrics for determining 2012 annual cash incentives. Net operating cash flow and NIPS were selected as performance metrics for the following reasons:

•	Net operating cash flow is a critical financial metric for AAM at this time due to its impact on liquidity and debt reduction;
•	Increasing net operating cash flow is key to achieving credit rating upgrades, which will have a favorable impact on the Company’s cost of future financing;
•	Net income is a key indicator of financial and operational performance; and
•	Net income and net income growth are highly correlated to cash flow, cash flow growth and stockholder value creation.

In the fourth quarter of 2011, in conjunction with a review of the Board-approved annual budget, the Compensation Committee determined the 2012 targets for both the net operating cash flow and NIPs performance metrics. The 2012 targets for each performance metric are as follows:

	Net Operating Cash Flow		Net Income as a Percentage of Sales
	Performance	Payout	Performance	Payout
Threshold	$0	50%	1%	30%
Target	$26 million	100%	3%	100%
Maximum	$51 million	125%	>3%	>100%

The budgeted net operating cash flow was $1 million. The target performance level for net operating cash flow was based on the Company outperforming the budget by $25 million; the maximum performance level was based on outperforming the budget by $50 million. No payout would be made with respect to the net operating cash flow metric unless the threshold was attained.

The target and threshold performance levels for NIPS were determined based on the performance of our competitor peer group. The target performance level for NIPS, or 3%, was set at a level to meet the performance of the top one-third of our competitor peer group for the three most recent fiscal years. There is no established maximum for NIPS. The Compensation Committee approved this approach based on the correlation of net income growth to cash flow growth and stockholder value.

The Company’s 2012 net operating cash flow performance was a use of $383.1 million, which is lower than the breakeven threshold level. Accordingly, no payout was made for 2012 based on this net operating cash flow metric. The Company’s 2012 NIPS was 3.1%, excluding the impact of the reversal of the deferred tax valuation allowance and the costs associated with plant closures and debt refinancing activities. Accordingly, the NIPS performance metric resulted in an achievement of 102% of target. Based on the weighting of each performance metric, the 2012 annual incentive awards resulted in a payout of 51% of target. For Mr. D.C. Dauch and Mr. Simonte, the Compensation Committee approved annual incentive payouts of 53% and 52% of target, respectively. The Compensation Committee made these discretionary adjustments to the payouts for Mr. D.C. Dauch and Mr. Simonte in consideration of their leadership and contributions to the Company during 2012. For Mr. D.C. Dauch, the Committee considered AAM’s strong sales growth of 13.4% on a year-over-year basis and new business awards resulting in a new business backlog of $1.25 billion for 2013-2015. For Mr. Simonte, the Committee considered the completion of key financing initiatives that provided additional liquidity to fund AAM’s sales growth, extended the debt maturity profile of AAM’s debt capital structure and allowed AAM to improve the funded status of our global pension plans. The annual incentive awards paid to the NEOs are shown in the Summary Compensation Table.

Long-Term Incentive Compensation. Long-term incentive compensation at AAM is designed to:

•	Align executive officer and stockholder interests;
•	Reward achievement of long-term performance goals; and
•	Provide incentives for executive retention.

The following table summarizes 2012 long-term incentive award targets for the NEOs (other than the Executive Chairman), stated as a percentage of base salary:

Long-Term Incentive Target
David C. Dauch (effective September 1, 2012)	240%
Michael K. Simonte	120%
John J. Bellanti	120%
Norman Willemse	80%

President & CEO Long-Term Incentive.    Prior to September 1, 2012, Mr. D.C. Dauch’s 2012 long-term incentive target opportunity was 180%. Under his employment agreement, Mr. D.C. Dauch’s target long-term incentive opportunity was increased to 240%. In determining Mr. D.C. Dauch’s target long-term incentive opportunity, the Compensation Committee considered, among other things, target awards for CEOs in AAM’s competitor peer group.

Upon his appointment as President & CEO on September 1, 2012, Mr. D.C. Dauch received a long-term incentive award consisting of restricted stock units and cash-based performance units. The restricted stock unit award had a grant date value of $250,000 and the performance unit award had a target value of $250,000. The Board approved this one-time award upon execution of Mr. D.C. Dauch’s employment agreement to provide him with a long-term incentive award opportunity that the Compensation Committee considered appropriate for his new position.

The restricted stock unit award is payable in common stock on the third anniversary of the grant date contingent upon continued employment with the Company. The performance unit award is payable in cash, based on the Company’s earnings before interest, taxes, depreciation and amortization (EBITDA) performance during the July 1, 2012 through June 30, 2015 performance period. The threshold, target and maximum EBITDA performance levels for determining the performance award payout are shown in the EBITDA Performance Measure table below.

Other NEO Long-Term Incentive Targets.    The Compensation Committee considers Meridian’s market analysis in determining the long-term incentive target opportunities for the other NEOs. The long-term incentive target opportunities for 2012 for Mr. Simonte, Mr. Bellanti and Mr. Willemse are currently below the 50th percentile for comparable positions among our comparative peer group of companies. Mr. R.E. Dauch’s one-time long-term incentive award is discussed below in Compensation of Executive Chairman.

2012 Long-Term Incentives

In April 2012, the Company received stockholder approval of the 2012 Omnibus Incentive Plan, which authorized the Company to issue equity-based long-term incentives and other types of awards. In May 2012, the Company granted the NEOs equity-based and cash-based long-term incentives under the 2012 Omnibus Incentive Plan as described below.

The Compensation Committee determined the form and mix of awards in consideration of AAM’s compensation objectives, current market practice and share usage under the Company’s 2012 Omnibus Incentive Plan.

One-half of the total 2012 long-term incentive award value for NEOs (other than the Executive Chairman) was in the form of restricted stock units (RSUs) and one-half was in the form of cash-based performance units (PUs) with a notional value of one dollar. The RSUs are payable in common stock, contingent upon continued employment through the three-year vesting period. The RSUs were designed to provide opportunities for share ownership and motivate executive officers to build long-term value for our stockholders.

The PU target award payment will be determined based on the Company’s EBITDA performance from April 1, 2012 through December 31, 2014. The PU awards were designed to align executive officer performance goals with those of the Company. EBITDA was selected as the performance measure based on the Compensation Committee’s belief that EBITDA is a key indicator of the Company’s financial and operational performance and is useful in analyzing entity valuation.

The terms of the RSU and PU awards are described in more detail in the Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table below.

The following table illustrates the threshold, target and maximum EBITDA performance levels for determining 2012 PU award payouts. The EBITDA performance levels shown below were designed to drive a level of performance in the top one-half of our competitor peer group.

EBITDA Performance Measure

Performance Level	33-Month Cumulative EBITDA	Percent of Target Award Opportunity Earned
Threshold	10%	25%
Target	12%	100%
Maximum	15%	200%

Equity Grant Practices

AAM generally makes equity grants to its executive officers and other executives on an annual basis, subject to the approval of the Compensation Committee. Historically, grants have been made in the first quarter of each year to coincide with the communication to executive officers and other executives of their annual cash incentive awards for the previous year’s performance. This timing increases the impact of the awards by strengthening the link between pay and performance. In 2012, the annual grant of equity awards was delayed until May, which followed stockholder approval of the 2012 Omnibus Incentive Plan. On September 1, 2012, equity awards were granted to Mr. D.C. Dauch and Mr. R.E. Dauch in conjunction with the execution of their employment agreements. AAM does not and has never permitted backdating, spring loading or other timing of option grants with the release of material non-public information.

Prior Long-Term Incentive Awards under the AAM 2009 Long-Term Incentive Plan

Prior to adoption of the 2012 Omnibus Incentive Plan, the Company’s long-term incentive program consisted of cash-based performance awards made under the AAM 2009 Long-Term Incentive Plan (2009 AAM LTIP).

Payouts of the 2010 cash-based performance awards were determined based on EBITDA and TSR for the performance period beginning January 1, 2010 through December 31, 2012. The Company’s cumulative EBITDA percentage for the performance period was 13.8%, after adjustments approved by the Compensation Committee for certain special charges, including asset impairments, costs associated with plant closures and debt refinancing costs in accordance with the discretion provided to the Compensation Committee in the plan. The adjusted EBITDA percentage resulted in a payment at 159% of target. The Company’s TSR for the performance period ranked above the 35th percentile of our competitor peer group and resulted in a payout of 82% of target. Based on the 50% weighting of EBITDA and TSR performance, total award payments were approximately 120% of target for each NEO (other than the Executive Chairman). See Summary Compensation Table for the amounts paid in March 2013.

Other Compensation Components

Benefits.    Our NEOs participate in the benefits and retirement plans provided to U.S. salaried associates. A group of approximately 50 senior executives, including the NEOs, also receive supplemental life, supplemental disability and umbrella liability insurance benefits. Our NEOs are eligible to participate in AAM’s qualified and nonqualified defined benefit pension plans and defined contribution plans. They are also eligible to participate in a nonqualified deferred compensation plan that permits deferrals of a portion of base salary and/or annual cash incentive compensation on a pretax basis. These plans are described in the Pension Benefits and Nonqualified Deferred Compensation sections below.

Perquisites.    AAM provides a limited number of perquisites for senior executives, including our NEOs. AAM has never owned a corporate aircraft and does not provide leased aircraft for personal use. AAM does not pay for country club memberships.

Senior executives are eligible for the use of a Company-provided vehicle with AAM content. The Company also provides a vehicle for use by the spouses of the Executive Chairman and the President & CEO. From time to time, the Company invites spouses of AAM senior executives to attend Company business events. For attendance that requires a spouse to travel, the Company pays for the spouse’s travel and other related non-business expenses and reimburses the executive for taxes attributable to the income associated with this benefit. Perquisites are further described in the footnotes to the Summary Compensation Table.

Compensation of Executive Chairman

Effective September 1, 2012, the Board appointed the co-founder, Mr. R. E. Dauch, Executive Chairman of the Board. The Company entered into an employment agreement with Mr. R.E. Dauch on August 27, 2012 in connection with this appointment, which was concurrent with the appointment of Mr. D. C. Dauch as President & CEO. The key responsibilities assigned to Mr. R.E. Dauch are described above in Corporate Governance, Board Leadership Structure.

Mr. R.E. Dauch’s total compensation package is set forth in his employment agreement. Mr. R.E. Dauch’s compensation was structured in order to induce him to defer retirement from AAM and assume the leadership responsibilities as Executive Chairman. The Board approved the Executive Chairman’s compensation package in consideration of Mr. R.E. Dauch’s extensive knowledge and expertise in the global automotive industry and the Board’s expectation that he will carry out these responsibilities in support of AAM’s goals and business strategy to build value for AAM stockholders and other key stakeholders.

Mr. R.E Dauch’s employment agreement continues through August 31, 2015, and renews automatically for two additional one-year periods unless either party gives notice of its election not to renew. The terms and conditions of his employment agreement are further described in the Narrative to Summary Compensation and Grants of Plan-Based Awards Table below. The components of Mr. R.E. Dauch’s compensation are described below.

Base Salary.    Mr. R.E. Dauch’s base salary as CEO was $2 million beginning October 1, 2011 through August 31, 2012. Effective September 1, 2012, Mr. R.E. Dauch’s base salary as Executive Chairman was set at $2 million, continuing through August 31, 2015. His base salary will be reduced to $1 million for any renewal period from September 1, 2015 through August 31, 2017. Base salary for 2012, 2011 and 2010 is shown in the Summary Compensation Table.

Annual Cash Bonus.    For calendar year 2012, Mr. R.E. Dauch was eligible for an annual cash bonus as determined under his prior employment agreement. Accordingly, the annual cash bonus for 2012 is based on the Compensation Committee’s assessment of Company performance as compared to that of our competitor peer group. He was eligible to receive an annual bonus payment of up to three times his annual salary, or $6 million, if AAM outperformed its competitor peer group. In determining Mr. R.E. Dauch’s annual bonus, the Compensation Committee may use discretion in considering other factors, which may differ from year to year.

The Compensation Committee approved Mr. R.E. Dauch’s annual bonus for 2012 in the amount of $4 million. In determining this award, the Compensation Committee considered AAM’s 2012 performance, including strong sales growth of 13.4% on year-over-year basis, new business awards resulting in a new business backlog of $1.25 billion for the years 2013-2015, achievement of market competitive labor cost structures and attainment of key quality performance objectives. The Committee also considered the successful completion of financing initiatives that provided additional liquidity to fund AAM’s sales growth, extended the debt maturity profile of AAM’s debt capital structure and allowed AAM to improve the funded status of our global pension plans. The Company’s 2012 performance was adversely impacted by special charges related to the closure of two U.S. plants, increased costs associated with global launch activity, lower capacity utilization and labor inefficiencies. Based on these and other factors, the Compensation Committee decided that the amount of his award would be less than the maximum amount permitted under his employment agreement. This 2012 award reflects a $2 million decrease from his 2011 bonus. See Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table below.

Long-Term Incentives.    Upon his appointment as Executive Chairman on September 1, 2012, Mr. R.E. Dauch received a one-time equity award of RSUs with a grant date value of $6,247,000. The Compensation Committee considered the amount of this award to be appropriate as a long-term incentive based on his service as AAM’s CEO during 2012 and the Company’s desire to provide an inducement sufficient for Mr. R.E. Dauch to enter into the employment agreement as Executive Chairman. Mr. R.E. Dauch is not eligible to receive any additional equity or other long-term incentive awards during the term of his employment agreement.

Under his prior employment agreement, Mr. R.E. Dauch was entitled to receive, each year, an award of 150,000 stock options and an equity award of equal value. Accordingly, on May 30, 2012, Mr. R.E. Dauch received 150,000 stock options and 68,227 RSUs under the 2012 Omnibus Incentive Plan. Mr. R.E. Dauch did not receive any long-term incentive awards for 2010 and 2011 as a result of, among other things, AAM not having an equity plan available for issuance of equity-based awards. These awards are shown in the Grants of Plan-Based Awards table and are further described in the Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table below.

Benefits and Perquisites.    Mr. R.E. Dauch participates in the same benefit programs provided for other executive officers. In addition, under his employment agreement, AAM provides Mr. R.E. Dauch with the use of two Company vehicles and reimburses him for premiums paid for a $5 million life insurance policy. The Company will also provide postretirement health care benefits upon expiration of his employment agreement. Perquisites provided to the Executive Chairman in 2012, 2011 and 2010 are reported in the Summary Compensation Table.

Executive Officer Stock Ownership Requirements & Anti-Hedging Policy

Stock Ownership Requirements.    A fundamental objective of our compensation program is for executive officers to own AAM stock in order to align their interests with those of our stockholders and to reinforce the importance of making sound long-term decisions. Since January 2009, the Company has been unable to issue equity-based compensation in support of the achievement of stock ownership requirements. Consequently, the Compensation Committee adopted provisional stock ownership requirements based on a fixed number of shares at levels that recognized that executive officers would not receive equity-based compensation until our stockholders approved a new incentive plan under which equity awards could be made.

Upon stockholder approval of AAM’s 2012 Omnibus Incentive Plan, the Compensation Committee decided to increase the stock ownership requirements for executive officers in 2012 and change the measurement from a fixed number of shares to a multiple of base salary. These new stock ownership requirements were based on an analysis of prevalent external market practices provided by Meridian in 2012 at the direction of the Compensation Committee. Based on this analysis, the Compensation Committee increased the stock ownership requirement levels as follows:

Stock Ownership Requirements for Executive Officers

Multiple of Base Salary
Chief Executive Officer	5
Executive Vice President	3
Group Vice President and Vice President	2

Executive officers have five years from April 2012 to meet these requirements or, for new executive officers, five years from the date of becoming an executive officer. Once the requirement is met, the executive officer must maintain the required ownership level. Shares owned directly and any unvested RSUs (payable in stock) are considered in determining the requirements; unexercised stock options are not considered. One hundred percent of the net shares of equity awards granted by the Company must be held until the requirement has been met.

The Compensation Committee annually reviews each executive officer’s stock ownership amounts as compared to the established stock ownership requirements. All executive officers are on target to meet these stock ownership requirements for their respective positions.

Anti-hedging Policy.    All employees and non-employee directors are prohibited from entering into transactions that may result in a financial benefit if our stock price declines, or any hedging transaction involving our stock, including but not limited to the use of financial derivatives, short sales or any similar transactions. Pledging of Company stock is also prohibited.

Severance Benefits and Restrictive Covenants

Other than the Executive Chairman and President & CEO, our NEOs are not entitled to severance benefits upon termination of employment for any reason. AAM does not provide any NEO with severance benefits solely as a result of a change in control. Our employment agreements with Mr. D.C. Dauch and Mr. R.E. Dauch provide for certain benefits upon termination of employment without cause or upon resignation for good reason. Severance benefits payable under these agreements are described under Potential Payments upon Termination or Change in Control below.

Each of the NEOs has agreed to non-competition and non-solicitation covenants for a period following termination of employment. For additional information, see Potential Payments upon Termination or Change in Control below.

Tax Gross Ups

The Company does not provide tax gross ups to an executive officer upon a change in control.

Tax Deductibility of Compensation

In general, the compensation awarded to the NEOs will be taxable to the executive and will give rise to a corresponding corporate deduction at the time the compensation is paid. Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a tax deduction for annual compensation in excess of $1 million paid to the CEO or to any of the other NEOs other than the CFO. One exception applies to performance-based compensation paid pursuant to stockholder-approved employee benefit plans. Performance based compensation is compensation that is paid only if the individual’s performance meets pre-established objective performance goals based on performance criteria approved by our stockholders.

Although deductibility of compensation is preferred, tax deductibility is not the primary objective of the Company’s compensation programs. The Compensation Committee may decide to pay compensation or grant awards that are consistent with the objectives of our executive compensation program that may not be deductible by the Company for tax purposes.

The annual incentives and long-term incentive performance unit awards granted in 2012 to the NEOs (other than the Executive Chairman) are intended to comply with the performance-based compensation exemption under Section 162(m). RSUs granted to NEOs in 2012, although not deductible, were considered to be the appropriate vehicle for a portion of the long-term incentive component of our executive compensation program. The 2012 annual bonus for the Executive Chairman was determined in accordance with his employment agreement and is not deductible. Stock options granted to Mr. R.E. Dauch in 2012 are intended to satisfy the requirements for deductibility under Section 162(m).

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussions, recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors

Forest J. Farmer, Chairman

Elizabeth A. Chappell

Steven B. Hantler

Larry K. Switzer

Thomas K. Walker

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our named executive officers for the fiscal years ended December 31, 2012, December 31, 2011 and December 31, 2010.

Name and Principal Position	Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Options Awards(3) ($)	Non-Equity Incentive Plan Compen- sation(4) ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compen- sation(6) ($)	Total ($)

David C. Dauch(1)
President & Chief Executive Officer	2012	873,333	21,500	979,013	—	1,728,100	565,534	67,695	4,235,175
	2011	650,004	111,150	—	—	7,169,180	397,228	28,778	8,356,340
	2010	575,004	—	—	—	731,250	97,540	27,006	1,430,800

Michael K. Simonte
Executive Vice President & Chief Financial Officer	2012	527,900	4,617	316,743	—	935,383	294,245	48,942	2,127,830
	2011	515,004	37,080	—	—	4,255,095	251,101	49,604	5,107,884
	2010	500,004	—	—	—	500,000	97,430	51,294	1,148,728

Richard E. Dauch(1) Co-Founder & Executive Chairman	2012	2,000,000	4,000,000	6,874,007	627,000	—	4,201,202	141,916	17,844,125
	2011	2,526,728	6,000,000	—	—	—	2,802,700	149,441	11,478,869
	2010	2,702,304	—	—	—	—	2,692,143	158,981	5,553,428

John J. Bellanti
Executive Vice President, Worldwide Operations	2012	485,700	—	291,424	—	802,400	188,187	42,429	1,810,140
	2011	473,796	—	—	—	2,166,972	446,401	33,823	3,120,992
	2010	459,996	—	—	—	460,000	357,673	30,312	1,307,981
Norman Willemse Vice President, Metal Formed Product Business Unit	2012 2011	310,600 303,000	— —	124,249 —	— —	376,808 603,180	100,562 113,444	48,162 41,412	960,381 1,061,036

(1)	Mr. D.C. Dauch and Mr. R.E. Dauch receive compensation based solely on their roles as executive officers. They receive no compensation for serving as directors.

(2)	Reflects discretionary adjustments to the 2012 annual incentive payments for Mr. D.C. Dauch and Mr. Simonte as described above in the Compensation Discussion and Analysis. For Mr. R.E. Dauch, reflects a 2012 bonus award under his employment agreement as described in the Narrative to Summary Compensation Table and Grants of Plan-Based Award Table.

(3)	Reflects the full grant date fair value of equity awards made during fiscal year 2012 calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in our financial statements. The grant date fair value of stock awards is calculated using the closing market price of AAM common stock on the date of grant. The grant date fair value of option awards was calculated using the Black-Scholes option pricing model. See Note 9 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 regarding assumptions underlying the valuation of equity awards.

(4)	Reflects amounts earned under the AAM Incentive Compensation Plan for Executive Officers and the 2009 AAM LTIP with respect to the three-year performance period ending December 31, 2012. The 2012 amounts are as follows:

	AAM Incentive Compensation Plan	AAM LTIP	Total
David C. Dauch	$518,500	$1,209,600	$1,728,100
Michael K. Simonte	$215,383	$720,000	$935,383
John J. Bellanti	$140,000	$662,400	$802,400
Norman Willemse	$95,000	$281,808	$376,808

(5)	Reflects the annualized increase in pension value under the Salaried Retirement Program, the Albion Pension Plan and the Supplemental Executive Retirement Program (SERP). There are no above-market or preferential earnings on compensation deferred under our Executive Deferred Compensation Plan. Effective August 1, 2012, the SERP was amended to include an actuarial increase provision for participants who continue to work after age 65. For Mr. R.E. Dauch, the amount shown for 2012 includes the impact of the SERP amendment of approximately $2.8 million. The SERP amendment is further described in the narrative to the Pension Benefits Table.

(6)	The components of All Other Compensation for 2012 are as follows:

Name	Employer 401(k) Match Contributions(a) $	Retirement Contributions(b) $	Executive Life Insurance Premiums(c) $	Tax Gross Ups for Spousal Travel(d) $	Other(e) $	Total $
David C. Dauch	11,938	12,500	4,432	14,303	24,522	67,695
Michael K. Simonte	12,250	12,500	3,367	—	20,825	48,942
Richard E. Dauch	9,375	9,375	100,808	—	22,358	141,916
John J. Bellanti	8,500	12,500	6,436	—	14,993	42,429
Norman Willemse	12,146	13,647	2,784	193	19,392	48,162

(a)	Includes employer matching contributions under AAM’s 401(k) plan.

(b)	Includes employer retirement contributions under AAM’s 401(k) plan.

(c)	Includes executive life insurance premiums.

(d)	Includes amounts reimbursed for taxes attributable to the income associated with the cost of spousal travel for participation in Company business meetings and events.

(e)	Includes personal use of Company-provided vehicles for Mr. D.C. Dauch, Mr. Simonte, Mr. R.E. Dauch and Mr. Bellanti. The aggregate incremental cost of Company-provided vehicles is based on total vehicle cost if business use of the vehicle is less than 30%. For Mr. D.C. Dauch, includes the cost of travel for spousal participation in Company business meetings and events. For Mr. D.C. Dauch and Mr. R.E. Dauch, also includes meals provided during business hours. For Mr. R.E. Dauch, includes airline club access fees. For Mr. Willemse, also includes employer matching contributions under the Executive Deferred Compensation Plan, the cost of airfare for personal travel under an international relocation arrangement and the cost of travel for spousal participation in Company business meetings and events. For each NEO, reflects the cost of executive physicals and personal umbrella liability insurance premiums.

GRANTS OF PLAN-BASED AWARDS

Annual and long-term incentive awards granted in 2012 to the NEOs are shown in the following table. The annual and long-term incentive compensation programs are described in Compensation Discussion and Analysis and following the table below.

			Estimated Future Payouts under Non Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units(2) #	All Other Option Awards: Number of Securities Underlying Options(3) #	Exercise or Base Price of Option Awards $/Sh(4)	Grant Date Fair Value of Stock and Option Awards(5) $
Name	Grant Date	Approval Date	Number of Units #	Threshold $	Target $	Maximum $(1)
David C. Dauch
Annual Incentive	—	—	—	406,667	1,016,667	—	—	—	—	—
Long-Term Incentive	5/30/2012	4/26/2012	729,000	182,250	729,000	1,458,000	79,326	—	—	729,006
Long-Term Incentive	9/1/2012	8/27/2012	250,000	62,500	250,000	500,000	22,382	—	—	250,007
Michael K. Simonte
Annual Incentive	—	—	—	168,928	422,320	—	—	—	—	—
Long-Term Incentive	5/30/2012	4/26/2012	316,740	79,185	316,740	633,480	34,466	—	—	316,743
Richard E. Dauch(6)
Long-Term Incentive	5/30/2012	4/26/2012	—	—	—	—	68,227	150,000	9.19	1,254,006
Long-Term Incentive	9/1/2012	8/27/2012	—	—	—	—	559,266	—	—	6,247,001
John J. Bellanti
Annual Incentive	—	—	—	155,424	388,560	—	—	—	—	—
Long-Term Incentive	5/30/2012	4/26/2012	291,420	72,855	291,420	582,840	31,711	—	—	291,424
Norman Willemse
Annual Incentive	—	—	—	74,544	186,360	—	—	—	—	—
Long-Term Incentive	5/30/2012	4/26/2012	124,240	31,060	124,240	248,480	13,520	—	—	124,249

(1)	Reflects annual incentive awards granted under the AAM Incentive Compensation Plan for Executive Officers. Net operating cash flow and net income as a percentage of sales (NIPS) were selected as performance metrics for 2012 annual incentive awards. The maximum payout for net operating cash flow is 125%. There is no established maximum for NIPS. Also includes the long-term incentive performance unit awards granted under the 2012 Omnibus Incentive Plan. The performance units are payable in cash based on the Company’s EBITDA performance. See further discussion of these incentive awards under the Narrative to Summary Compensation Table and Grants of Plan-Based Award Table.

(2)	Reflects RSU awards granted under the 2012 Omnibus Incentive Plan. The awards are payable in common stock, contingent upon continued employment through the vesting period. See further discussion in the Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table.

(3)	Reflects stock option award granted to Mr. R.E. Dauch under his prior employment agreement. See further discussion in the Narrative to Summary Compensation Table and Grants of Plan-Based Award Table and in the Compensation of Executive Chairman section of the Compensation Discussion and Analysis.

(4)	Equal to the closing market price of AAM common stock on the grant date, May 30, 2012.

(5)	Reflects the full grant date fair value of equity awards made during fiscal year 2012 calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in our financial statements. The grant date fair value of stock awards is calculated using the closing market price of AAM common stock on the date of grant. The grant date fair value of option awards was calculated using the Black-Scholes option pricing model. See Note 9 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 regarding assumptions underlying the valuation of equity awards.

(6)	Mr. R.E. Dauch received a 2012 bonus payment of $4 million under his prior employment agreement. See further discussion in the Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table and in the Compensation of Executive Chairman section of the Compensation Discussion and Analysis.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

President & CEO Employment Agreement

Effective September 1, 2012, Mr. D.C. Dauch’s employment agreement as President & CEO provides for the following compensation and benefits:

Term	Initial Term: September 1, 2012 through August 31, 2015 Additional one year extensions unless either party provides 60 days’ written notice of intent not to renew
Base Salary	$1 million effective September 1, 2012, subject to annual review and increase by the Compensation Committee in its sole discretion
Annual Incentive	Participation in the AAM Annual Incentive Plan for Executive Officers Initial target opportunity as of September 1, 2012 is 125% of base salary
Long-Term Incentive

Participation in the plans applicable to executive officers

Initial target opportunity as of September 1, 2012 is 240% of base salary

One-time award on September 1, 2012 of RSUs with a grant date value of $250,000 and performance units with a target value of $250,000

Other Benefits

Participation in plans applicable to executive officers

Retiree medical, dental and vision coverage equivalent to the benefit levels offered in the Company’s group health care plans for active salaried associates as of September 1, 2012

Executive Chairman Employment Agreement

Effective September 1, 2012, Mr. R.E. Dauch’s employment agreement as Executive Chairman provides for the following compensation and benefits:

Term	Initial Term: September 1, 2012 through August 31, 2015 Two additional one-year extensions, unless either party provides 60 days’ written notice of intent not to renew
Base Salary	$2 million through August 31, 2015; $1 million thereafter if agreement is extended

2012 Annual Incentive

Annual cash bonus in an amount determined by the Compensation Committee based on our financial performance relative to AAM’s competitor peer group:

•     equal to 3 times annual base salary if the Company outperforms our competitor peer group;

•     up to the amount of Mr. R.E. Dauch’s base salary if the Company does not outperform the Company’s competitor peer group

Subject to adjustment based on other factors as determined by the Compensation Committee in its sole discretion

Long-Term Incentive	One-time grant of RSUs with a grant date value of $6,247,000 on September 1, 2012
Other Benefits

Participation in plans applicable to executive officers

Reimbursement of premiums under a $5 million life insurance policy purchased by Mr. R.E. Dauch;

Use and maintenance of two Company-provided automobiles

Under the employment agreements with Mr. D.C. Dauch and Mr. R.E. Dauch, certain payments and benefits will be provided in the event of termination of employment under different scenarios as described below in Potential Payments Upon Termination or Change in Control.

Long-Term Incentive Awards

In 2012, the Company granted long-term incentive awards to NEOs in the form of RSUs, cash-based performance units and, for Mr. R.E. Dauch, stock options, under the 2012 Omnibus Incentive Plan. The terms of these awards, as well as the outstanding cash-based performance awards granted under the 2009 AAM LTIP, are described below.

Awards Granted Under the 2012 Omnibus Incentive Plan

Restricted Stock Units (RSUs).    The RSUs granted to NEOs under age 57 at the date of grant vest in three years, while RSUs granted to NEOs age 57 and over vest ratably in three approximately equal annual installments. Upon vesting, the RSUs are payable in common stock. Vesting is accelerated upon termination of employment due to death or disability or upon a change in control. The award is forfeited if employment is terminated for any other reason prior to vesting.

Performance Unit Awards (PUs).    The PUs granted to the NEOs (other than the Executive Chairman) on May 30, 2012 are based upon the attainment of certain EBITDA performance over a 33-month performance period beginning April 1, 2012 through December 31, 2014. PUs have an initial notional value equal to one dollar and will be settled in cash. A pro rata portion of the award is payable upon death, disability, retirement, termination without cause or upon a change in control.

The following table illustrates the threshold, target and maximum EBITDA performance levels for determining awards under PUs.

EBITDA Performance Measure

Performance Level	33-Month Cumulative EBITDA	Percent of Target Award Opportunity Earned
Threshold	10%	25%
Target	12%	100%
Maximum	15%	200%

Stock Options.    The nonqualified stock options granted to Mr. R.E. Dauch on May 30, 2012 vest in three approximately equal installments on the first, second and third anniversaries of the grant date. Vesting is accelerated upon termination of employment due to death or disability or upon a change in control. The award is forfeited if employment is terminated for any other reason prior to vesting. Vested options expire ten years after the grant date and may be exercised any time before the earliest of: (1) the expiration of the grant, (2) five years following termination of employment due to death, disability or retirement, (3) 90 days following termination of employment without cause, or the participant’s resignation and (4) termination of employment for cause.

President & CEO Long-Term Incentive Award — September 1, 2012.    Upon his appointment as President & CEO on September 1, 2012, Mr. D.C. Dauch received a one-time long-term incentive award in the form of RSUs and performance units. Pursuant to his employment agreement, the RSU award had a grant date value of $250,000 and the performance unit award had a target value of $250,000. The RSU award is payable in common stock on the third anniversary of the grant date contingent upon continued employment with the Company. The performance unit award is payable in cash based on the Company’s EBITDA performance during the July 1, 2012 through June 30, 2015 performance period. The threshold, target and maximum EBITDA performance levels for determining the performance award payout are shown in the EBITDA Performance Measure table above.

Executive Chairman Long-Term Incentive Award — September 1, 2012.    Upon his appointment to Executive Chairman on September 1, 2012, Mr. R.E. Dauch received a one-time long-term incentive award in the form of RSUs payable in common stock. Pursuant to his employment agreement, the award had a grant date value of $6,247,000 and vests ratably in three approximately equal annual installments contingent upon continued employment with the Company.

Awards granted under the AAM 2009 Long-Term Incentive Plan

Cash-Based Performance Awards.    Prior to adoption of the 2012 Omnibus Incentive Plan, the Company’s long-term incentive program consisted of cash-based performance awards made under the 2009 AAM LTIP. The cash payouts are determined based on EBITDA and relative total shareholder return (TSR) performance levels as shown below over a three-year performance period. The 2010 award payouts to the NEOs (other than the Executive Chairman) were paid in March 2013 as shown in the Summary Compensation Table above. The 2011 awards under the 2009 AAM LTIP remain outstanding. In calculating these awards, the Compensation Committee has discretion to exclude certain special items from EBITDA, such as special charges or gains, non-recurring operating costs, extraordinary gains or losses, the impact of changes in accounting principles, or other unusual items.

The following tables illustrate the threshold, target and maximum performance levels for determining 2010 and 2011 award payouts for each performance measure.

	EBITDA Performance Measure		TSR Performance Measure
Performance Level	3-Year Cumulative EBITDA	Percent of Target Award Opportunity Earned	Company’s TSR Percentile Rank		Percent of Target Award Opportunity Earned
Threshold	8%	25%	35	th	50%
Target	12%	100%	50	th	100%
Maximum	15%	200%	75	th	200%

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)
David C. Dauch	28,000		23.73	1/22/2013	79,326	(3)	888,451
	28,000		38.70	2/2/2014	22,382	(4)	250,678
	12,000		26.65	3/15/2015
	15,000		15.58	3/15/2016
	13,000		26.02	3/14/2017
Michael K. Simonte	10,000		23.73	1/22/2013	34,466	(3)	386,019
	8,500		38.70	2/2/2014
	9,000		26.65	3/15/2015
	10,000		15.58	3/15/2016
	10,000		26.02	3/14/2017
	12,500		10.08	6/25/2018
Richard E. Dauch	300,000		23.73	1/22/2013	68,227	(3)	764,142
	300,000		38.70	2/2/2014	559,266	(4)	6,263,779
	150,000		26.65	3/15/2015
	150,000		15.58	3/15/2016
	150,000		26.02	3/14/2017
	—	150,000	9.19	5/30/2022
John J. Bellanti	13,000		23.73	1/22/2013	31,711	(3)	355,163
	16,000		38.70	2/2/2014
	9,000		26.65	3/15/2015
	6,700		15.58	3/15/2016
	10,000		26.02	3/14/2017
	11,000		10.08	6/25/2018
Norman Willemse	8,000		23.73	1/22/2013	13,520	(3)	151,424
	7,500		38.70	2/2/2014
	9,700		10.08	6/25/2018

(1)	Reflects stock options granted on May 30, 2012 under the 2012 Omnibus Incentive Plan. The options vest ratably in three equal annual installments beginning in May 2013.

(2)	Reflects value of outstanding RSUs using a share price of $11.20, the closing price of AAM common stock on December 31, 2012.

(3)	Reflects RSUs granted on May 30, 2012 under the 2012 Omnibus Incentive Plan. RSUs for Mr. D.C. Dauch, Mr. Simonte and Mr. Willemse vest three years from the date of grant. RSUs for Mr. R.E. Dauch and Mr. Bellanti vest ratably in three approximately equal annual installments beginning in May 2013.

(4)	Reflects RSUs granted on September 1, 2012 under the 2012 Omnibus Incentive Plan under the terms of Mr. D.C. Dauch’s and Mr. R.E. Dauch’s employment agreements. The RSUs for Mr. D.C. Dauch vest three years from the date of grant and for Mr. R.E. Dauch vest ratably in three approximately equal annual installments beginning in September 2013.

OPTIONS EXERCISED AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2)(3) (#)	Value Realized on Vesting(4) ($)
David C. Dauch	—	—	4,500	52,245
Michael K. Simonte	—	—	3,600	41,796
Richard E. Dauch	49,500	484,605	19,681	224,363
John J. Bellanti	—	—	3,600	41,796
Norman Willemse	—	—	6,000	69,660

(1)	Reflects the number of shares acquired upon exercise of stock options. Value realized upon exercise is based on the difference between the actual sales price of the AAM common stock acquired upon exercise and the exercise price for such stock options.

(2)	Reflects the lapse of the transfer and forfeiture restrictions under awards of performance accelerated restricted stock granted in March 2007 to Mr. D.C. Dauch, Mr. Simonte, Mr. Bellanti and Mr. Willemse. These awards vested in March 2012.

(3)	Reflects the lapse of the transfer and forfeiture restrictions under the award of restricted stock granted to Mr. R.E. Dauch in January 2009. The award vested in three approximately equal annual installments through January 2012.

(4)	Reflects the number of shares underlying vested performance accelerated restricted stock and restricted stock, multiplied by the closing market price of AAM common stock on the vesting date.

PENSION BENEFITS

The following table shows the value of the benefits accumulated by the NEOs and their years of credited service under AAM’s Salaried Retirement Program, the Albion Pension Plan and AAM’s Supplemental Executive Retirement Program (SERP). The years of credited service are through December 31, 2012, AAM’s fiscal year-end measurement date used for financial statement reporting purposes. The values shown are based on unreduced benefits deferred to the earliest age at which unreduced benefits are payable. The assumptions used to calculate the actuarial present value of accumulated benefits are the same assumptions used in our audited consolidated financial statements for the fiscal year ended December 31, 2012, except that the values in the table do not reflect assumptions for future compensation increases or future service credits and assume continued service until unreduced retirement age is attained. See Note 6 to the audited consolidated financial statements in our Annual Report on Form 10-K for material assumptions.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)
David C. Dauch	AAM Retirement Program for Salaried Employees	11.5000	296,563
	AAM Supplemental Executive Retirement Program	17.5000	1,326,013
Michael K. Simonte	AAM Retirement Program for Salaried Employees	8.0833	197,858
	AAM Supplemental Executive Retirement Program	14.0833	765,129
Richard E. Dauch(1)	AAM Retirement Program for Salaried Employees	17.8333	991,169
	AAM Supplemental Executive Retirement Program	23.0000	29,718,734
John J. Bellanti(2)	AAM Retirement Program for Salaried Employees	17.8333	979,008
	AAM Supplemental Executive Retirement Program	18.8333	917,081
Norman Willemse(3)	Albion Pension Plan	6.3333	260,915
	AAM Supplemental Executive Retirement Program	10.9167	282,554

(1)	Mr. R.E. Dauch was eligible to retire on December 31, 2012 with full benefits under the Salaried Retirement Program and the SERP.

(2)	Mr. Bellanti was eligible to retire on December 31, 2012 under the Salaried Retirement Program and the SERP. He qualifies for a reduced benefit of approximately 80% of the unreduced benefit under the Salaried Retirement Program and for the basic form of benefit under the SERP.

(3)	Mr. Willemse is not a participant under the Salaried Retirement Program. Mr. Willemse was eligible to retire on December 31, 2012 under the Albion Pension Plan and the SERP. He qualifies for the current benefit formula under the SERP.

We provide pension benefits under our Salaried Retirement Program, a broad-based defined benefit pension plan covering substantially all U.S. salaried associates hired prior to January 1, 2007, and our SERP. The purpose of the SERP is to provide total retirement benefits at a competitive level with executives of other major industrial companies. Our Albion Automotive Limited subsidiary located in Glasgow, Scotland provides pension benefits under the Albion Pension Plan for its salaried associates. Mr. Willemse was a participant in the Albion Pension Plan while an associate of Albion Automotive Limited.

Salaried Retirement Program.    The annual retirement benefit payable to each executive, commencing on retirement at or after age 65, equals the sum of the executive’s contributions plus an additional benefit based on the executive’s average monthly salary (determined as the average of the executive’s base salary in the highest 60 months during his final 10 years of service) and years of credited service. The plan also includes a cash benefit structure for participants hired between January 1, 2002 and December 31, 2006. None of the NEOs are covered by the cash benefit structure. The amount of compensation that may be taken into account for determining benefits is limited under the Internal Revenue Code.

Benefits under the Salaried Retirement Program may be paid as a single life annuity or, upon election, in the form of a joint and survivor annuity with a reduction in the amount of the annual benefit.

Effective December 31, 2006, the Salaried Retirement Program was amended to freeze benefits at current levels for associates who were not eligible to retire by December 1, 2011. Those associates who were eligible for early or normal retirement on or before December 31, 2011 continued to accrue benefits through December 31, 2011. Mr. R.E. Dauch and Mr. Bellanti were grandfathered and thus continued to accrue benefits through December 31, 2011. The NEOs did not accrue benefits under the plan in 2012.

Albion Pension Plan.    The annual retirement benefit payable, commencing on retirement at or after age 65, is based on the executive’s average salary (determined as the average of the executive’s base salary in the highest 36 months during the final 10 years of service with Albion Automotive Limited), years of pensionable service and the percentage of participant contributions made to the plan. Benefits under the Albion Pension Plan will be paid as an annuity; however, a participant may elect to receive a portion of the benefit payable in a lump sum.

Supplemental Executive Retirement Program.    Mr. R.E. Dauch and Mr. Bellanti, who were grandfathered under the Salaried Retirement Program, are eligible to receive the basic form of pension benefit under our SERP upon retirement. In addition, they are eligible to receive the alternative form of benefit, if greater than the basic benefit, upon retirement at or after age 62. The executive must have at least 10 years of credited service to receive either form of benefit under the SERP.

The total monthly benefit payable under the basic form of SERP is equal to the following amount:

•

Two percent of the executive’s average monthly salary calculated as of December 31, 2011 (as determined for the Salaried Retirement Program excluding the limitations as specified under the Internal Revenue Code), multiplied by the executive’s years of credited service; less

•

The benefit payable to the executive under the Salaried Retirement Program (without reduction for survivor benefits), plus 2% of the maximum monthly social security benefit payable at age 65 multiplied by the executive’s years of credited service.

The Compensation Committee has discretion to reduce or eliminate the amount payable under the alternative form of benefit. Subject to the Compensation Committee’s discretion, the total monthly benefit payable under the alternative form of SERP is equal to the following amount:

•

1.5% of the executive’s average monthly salary calculated as of December 31, 2011 (as determined for the Salaried Retirement Program excluding the limitations as specified under the Internal Revenue Code) and average monthly incentive compensation (determined as the average of the highest five of the executive’s last 10 annual cash incentive awards, divided by 12) multiplied by the executive’s years of credited service; less

•	The benefit payable to the executive under the Salaried Retirement Program (without reduction for survivor benefits), plus the maximum monthly social security benefit payable at age 65.

SERP benefits payable under the basic and alternative forms are generally paid as a single life annuity. If the executive’s spouse is eligible for survivor benefits under the Salaried Retirement Program, however, the executive’s monthly SERP benefit will be reduced and paid in the form of a joint and survivor annuity.

Mr. D.C. Dauch, Mr. Simonte and Mr. Willemse, who were not grandfathered under the Salaried Retirement Program, are eligible to receive a benefit under the current SERP formula, payable six months after retirement in a lump sum. The amount of the benefit will be equal to 12.5% of the executive’s final average compensation (determined as the executive’s average annual base salary and cash incentive for the highest five consecutive years), multiplied by the executive’s years of credited service, less the sum of the actuarially equivalent value of the executive’s benefits payable under the Salaried Retirement Program, Albion Pension Plan and the balance of the executive’s retirement contribution account under AAM’s 401(k) plan.

Effective August 1, 2012, the SERP was amended and restated to implement actuarial increases for participants who remain employed after reaching age 65. As a result, participants who work past age 65 will receive an increased annual SERP benefit when they retire to reflect a shorter expected payment period due to delayed retirement. This amendment had an impact on Mr. R.E. Dauch’s SERP benefit for 2012, which is shown in the Summary Compensation Table. The amended and restated SERP also provides that a participant’s entire SERP benefit will be forfeited if the participant’s employment with AAM is terminated for cause (as defined in the plan).

NONQUALIFIED DEFERRED COMPENSATION

The following table summarizes the NEOs compensation under the Executive Deferred Compensation Plan for the 2012 fiscal year.

Name	Executive Contributions in Last FY(1) ($)	Registrant contributions in Last FY(2) ($)	Aggregate Earnings In Last FY(3) ($)	Aggregate Withdrawals Distributions ($)	Aggregate Balance at Last FYE(4) ($)
David C. Dauch	—	—	38,630	—	301,238
Michael K. Simonte	—	—	—	—	—
Richard E. Dauch	—	—	532,099	—	5,502,317
John J. Bellanti	—	—	65,112	—	567,875
Norman Willemse	25,264	513	1,595	—	27,372

(1)	For Mr. Willemse, reflects $17,083 of his 2012 base salary and $8,181 of his 2011 annual incentive award paid March 2012. Base salary amounts deferred are included in the salary column for 2012 in the Summary Compensation Table and the 2011 annual incentive award deferred is included in the non-equity incentive compensation column for 2011 in the Summary Compensation Table.

(2)	Reflects the Company 3% match on 2012 base salary deferred by Mr. Willemse. Amount is included in the all other compensation column for 2012 in the Summary Compensation Table.

(3)	Reflects hypothetical accrued earnings during 2012 on notional investments designed to track the performance of funds similar to those available to participants in the Company’s 401(k) plan. None of the earnings shown in this column are reported as compensation in the Summary Compensation Table.

(4)	Of the aggregate balance, the amounts reflect compensation previously reported in the Summary Compensation Table for each of the NEOs. For Mr. Willemse, the amount includes $17,596 reported as compensation in the Summary Compensation Table for 2012.

Under AAM’s Executive Deferred Compensation Plan, a nonqualified, tax-deferred savings plan, certain executives, including our NEOs, may elect to defer payment of 6% to 75% of their base salary and/or their annual incentive award during any plan year. Base salary deferred into the plan receives a 3% Company match. Matching contributions are vested after five years of credited service. The amounts deferred are unfunded and unsecured obligations of AAM.

Amounts deferred or credited into this plan are represented in the executive’s notional account and are “invested” among funds similar to those available under AAM’s 401(k) plan. Forty percent of deferral elections are automatically and irrevocably allocated to the restricted investment benchmark, the PIMCO Total Return Fund. The remaining 60% may be allocated by the executive to any of the investments available under the plan and reallocated on a daily basis among the investments available. Although the executive has no actual or constructive ownership of shares in the investment funds, the return on the executive’s account is determined as if the amounts were notionally invested in these funds.

The table below shows the investment fund options available under the Executive Deferred Compensation Plan and the annual rates of return for the calendar year ended December 31, 2012.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Fidelity Retirement Money Market Portfolio	.01%	Vanguard External Market Index	18.48%
PIMCO Total Return Fund	10.36%	Fidelity Freedom Income K Fund	6.36%
PIMCO High Yield Fund	14.55%	Fidelity Freedom K 2000 Fund	6.44%
Domini Social Equity Fund	11.75%	Fidelity Freedom K 2005 Fund	8.77%
Spartan U.S. Equity Index Fund	15.96%	Fidelity Freedom K 2010 Fund	10.53%
Touchstone Value Y Fund	15.38%	Fidelity Freedom K 2015 Fund	10.81%
American Funds Growth Fund of America	20.92%	Fidelity Freedom K 2020 Fund	11.86%
Fidelity Growth Company Fund	18.52%	Fidelity Freedom K 2025 Fund	13.26%
Fidelity Low-Priced Stock Fund	18.50%	Fidelity Freedom K 2030 Fund	13.65%
Nuveen Mid Cap Growth Opportunities	15.12%	Fidelity Freedom K 2035 Fund	14.60%
American Beacon Small Cap Value Fund	16.52%	Fidelity Freedom K 2040 Fund	14.61%
Royce PA Mutual Fund	14.58%	Fidelity Freedom K 2045 Fund	14.97%
Fidelity Diversified International Fund	19.41%	Fidelity Freedom K 2050 Fund	15.23%
Spartan International Index Fund	18.78%	Fidelity Freedom K 2055 Fund	15.39%

Distributions can be received (1) upon retirement in a lump sum or in annual payments over a period of five or ten years, (2) in a lump sum upon death, disability, termination of employment, change in control or (3) if elected by the executive, during employment at a specified date after a minimum deferral period. The minimum deferral period is at least three years following the end of the plan year to which the deferral election relates, and distributions during employment consist of employee deferrals and related earnings or losses (not Company contributions and related earnings or losses).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables show the estimated potential payments and benefits that each of the NEOs would receive upon termination of employment under various circumstances that would trigger payments under applicable employment agreements and the Company’s plans and programs, assuming the termination event occurred on December 31, 2012. Although the calculations are intended to provide reasonable estimates of the potential payments, they are based on numerous assumptions, as described in the footnotes, and may not represent the actual amount NEOs would receive upon each termination event.

President & CEO and Executive Chairman Employment Agreements

Under our employment agreements with Mr. D.C. Dauch and Mr. R.E. Dauch, the Company may terminate each executive’s employment with or without cause, or upon disability. With respect to each executive, cause means:

•	a material breach of his obligations under the agreement;
•	the willful and continued failure or refusal to satisfactorily perform his duties;
•	a conviction of or pleading guilty (or no contest) to a felony or to another crime involving dishonesty or moral turpitude or which reflects negatively upon the Company or impairs its operations;
•	engaging in any misconduct, negligence, act of dishonesty (including any violation of federal securities laws) or violence that is materially injurious to the Company;
•	a material breach of a restrictive covenant (i.e., non-competition, non-solicitation) or Company policy;
•	refusal to follow the directions of the Board; or
•	any other willful misconduct that is materially injurious to the financial condition or business reputation.

In addition, each executive may resign for good reason, which means:

•	a material decrease in compensation or a failure by the Company to pay material compensation;
•	a material diminution of responsibilities, positions or titles (other than solely as a result of the Company ceasing to be a publicly-traded company);
•	relocation outside the Detroit-metropolitan area; or
•	a material breach by the Company.

Upon termination for cause or upon resignation without good reason, each executive would receive only accrued and unpaid compensation. Participation in the Company’s benefit plans would cease upon termination.

If employment is terminated without cause, or upon resignation for good reason, each executive would receive accrued and unpaid compensation and continued payment of base salary for two years following termination. Mr. D.C. Dauch would also receive $50,000 of outplacement services and health care benefits for two years.

If Mr. R.E. Dauch’s employment is terminated for any reason other than for cause or upon his death, the Company will continue to reimburse premiums paid on a $5 million executive life insurance policy for two years.

The employment agreements for Mr. D.C. Dauch and Mr. R.E. Dauch contain the following restrictive covenants that extend for two years following termination of employment or expiration of the employment agreement:

•	non-disclosure and confidentiality, which prohibit unauthorized use or disclosure of AAM’s confidential information;
•	non-competition, which prohibits each of them from directly or indirectly engaging in any business that competes with AAM; and

•	non-solicitation, which prohibits solicitation of our employees and customers.

If employment with AAM terminates due to disability, Mr. D.C. Dauch and Mr. R.E. Dauch will be entitled to accrued benefits under applicable benefit plans and programs (such as our Deferred Compensation Plan, Salaried Retirement Plan and SERP). Should Mr. D.C. Dauch or Mr. R.E. Dauch die during the term of his employment agreement, his estate and/or spouse would be entitled to accrued benefits under applicable benefit plans and programs.

Non-Competition Agreements

Mr. Simonte, Mr. Bellanti and Mr. Willemse have each entered into a non-competition agreement that prohibits, while employed by AAM and for one year following termination of employment, each executive from:

•	directly or indirectly engaging in any business that competes with AAM;
•	soliciting or inducing our employees to leave AAM, or offering employment to our employees or otherwise interfering with our relationship with our employees, agents or consultants; and
•	using, exploiting or disclosing our confidential information to any third party without our prior written consent.

Potential Payments Upon Termination or Change in Control

David C. Dauch

The following table shows estimated potential payments to Mr. D.C. Dauch upon resignation for good reason, termination without cause, disability and a change in control as of December 31, 2012. Upon termination for cause or upon resignation without good reason, Mr. D.C. Dauch would receive only accrued and unpaid compensation. These amounts are not shown in the table below. Mr. D.C. Dauch was not eligible to retire as of December 31, 2012.

	For Good Reason Resignation ($)	Without Cause Termination ($)	Disability Retirement(1) ($)	Change in Control ($)
Compensation:
Severance(2)	2,000,000	2,000,000	—	—
Annual Incentive(3)	540,000	540,000	540,000	—
Long Term Incentives:
RSUs(4)	—	—	1,139,129	1,139,129
2010 Performance Awards(5)	—	1,209,600	1,209,600	—
2011 Performance Awards(6)	—	780,000	780,000	—
2012 Performance Unit Awards(7)	—	240,485	240,485	240,485
Special Incentive Program(8)	1,750,000	1,750,000	1,750,000	—
Other Benefits:
Deferred Compensation(9)	301,238	301,238	301,238	301,238
Health care(10)	26,676	26,676	322,562	—
Disability(11)	—	—	7,756,067	—
Life Insurance(12)	—	—	139,920	—
Outplacement Services(13)	50,000	50,000	—	—
Total	4,667,914	6,897,999	14,179,001	1,680,852

(1)	Assumes total and permanent disability on December 31, 2012. Because Mr. D.C. Dauch has more than 10 years of service, he is eligible to retire due to total and permanent disability and receive pension and postretiree health care benefits. Amount assumes continued employment (on leave) until retirement.

(2)	Upon termination without cause or resignation for good reason, Mr. D.C. Dauch is entitled to receive two years’ base salary payable semimonthly.

(3)	Under AAM’s Incentive Compensation Plan for Executive Officers, the award payout is pro-rated through the date of disability. Under Mr. D.C. Dauch’s employment agreement, he is entitled to accrued and unpaid compensation upon termination without cause or resignation for good reason. The amount reflects the 2012 award paid in March 2013.

(4)	Outstanding RSUs vest upon termination of employment due to death, disability or upon a change in control. The value reflects the number of RSUs multiplied by the closing price of AAM stock on December 31, 2012.

(5)	The 2010 performance award payable in the event of disability or termination without cause would be based on actual performance through December 31, 2012. Reflects award earned through December 31, 2012 and paid in March 2013.

(6)	The 2011 performance award payable in the event of a disability or termination without cause would be based on actual performance and the pro-rata portion of employment as compared to the performance period. As of December 31, 2012, two-thirds of the performance period would have lapsed. Reflects pro-rata award assuming target is achieved. The actual payout may range from 0% to 200%.

(7)	The 2012 performance unit awards payable in the event of a disability, termination without cause or upon a change in control would be based on actual performance and the pro-rata portion of employment as compared to the performance periods for each award. As of December 31, 2012, approximately 25% of the performance periods would have lapsed. Reflects pro-rata award assuming target is achieved. The actual payout may range from 0% to 200%.

(8)	Under the special incentive program, in the event of disability, resignation for good reason or termination without cause, Mr. D.C. Dauch is entitled to program amounts earned and not previously paid. Reflects the remaining two annual installments of $875,000.

(9)	Assumes amount is payable in a lump sum upon occurrence of termination event.

(10)	Under Mr. D.C. Dauch’s employment agreement, he is entitled to two years of health care benefits (including his spouse) if his employment is terminated without cause or if he resigns for good reason. Under the disability scenario, reflects health care benefits until retirement.

(11)	Reflects benefits equal to 100% of base salary for year one and 60% of base salary until retirement.

(12)	Under the disability scenario, reflects basic and supplemental life insurance benefits until retirement at age 65.

(13)	Under Mr. D.C. Dauch’s employment agreement, he is entitled to receive $50,000 of outplacement services if his employment is terminated without cause or if he resigns for good reason.

Michael K. Simonte

The following table shows estimated potential payments to Mr. Simonte upon resignation for good reason, termination without cause, disability and a change in control as of December 31, 2012. Upon termination for cause or upon resignation without good reason, Mr. Simonte would receive only accrued and unpaid compensation. These amounts are not shown in the table below. Mr. Simonte was not eligible to retire as of December 31, 2012.

	For Good Reason Resignation ($)	Without Cause Termination ($)	Disability Retirement(1) ($)	Change in Control ($)
Compensation:
Annual Incentive(2)	—	—	220,000	—
Long Term Incentives:
RSUs(3)	—	—	386,019	386,019
2010 Performance Awards(4)	—	720,000	720,000	—
2011 Performance Awards(5)	—	412,000	412,000	—
2012 Performance Unit Award(6)	—	86,384	86,384	86,384
Special Incentive Program(7)	1,000,000	1,000,000	1,000,000	—
Other Benefits:
Health care(8)	—	—	318,431	—
Disability(9)	—	—	4,428,641	—
Life Insurance(10)	—	—	73,864	—
Total	1,000,000	2,218,384	7,645,339	472,403

(1)	Assumes total and permanent disability on December 31, 2012. Because Mr. Simonte has more than 10 years of service, he is eligible to retire due to total and permanent disability and receive pension and postretiree health care benefits. Amount assumes continued employment (on leave) until retirement.

(2)	Under AAM’s Incentive Compensation Plan for Executive Officers, the award payout is pro-rated through the date of disability. The amount reflects the 2012 award paid in March 2013.

(3)	Outstanding RSUs vest upon termination of employment due to death, disability or upon a change in control. The value reflects the number of RSUs multiplied by the closing price of AAM stock on December 31, 2012.

(4)	The 2010 performance award payable in the event of disability or termination without cause would be based on actual performance through December 31, 2012. Reflects award earned through December 31, 2012 and paid in March 2013.

(5)	The 2011 performance award payable in the event of a disability or termination without cause would be based on actual performance and the pro-rata portion of employment as compared to the performance period. As of December 31, 2012, two-thirds of the performance period would have lapsed. Reflects pro-rata award assuming target is achieved. The actual payout may range from 0% to 200%.

(6)	The 2012 performance unit award payable in the event of a disability, termination without cause or upon a change in control would be based on actual performance and the pro-rata portion of employment as compared to the performance period. As of December 31, 2012, approximately 27% of the performance period would have lapsed. Reflects pro-rata award assuming target is achieved. The actual payout may range from 0% to 200%.

(7)	Under the special incentive program, in the event of disability, resignation for good reason or termination without cause, Mr. Simonte is entitled to award amounts earned and not previously paid. Reflects the remaining two annual installments of $500,000.

(8)	Under the disability scenario, reflects health care benefits until retirement.

(9)	Reflects benefits equal to 100% of base salary for year one and 66 2/3% of base salary until retirement.

(10)	Under the disability scenario, reflects basic and supplemental life insurance benefits until retirement at age 65.

Richard E. Dauch

The following table shows estimated potential payments to Mr. R.E. Dauch upon resignation for good reason, termination without cause, disability, retirement and a change in control as of December 31, 2012. Upon termination for cause or upon resignation without good reason, Mr. R.E. Dauch would receive only accrued and unpaid compensation. These amounts are not shown in the table below. Mr. R.E. Dauch was eligible to retire on December 31, 2012. The assumptions used to determine retirement benefits are the same assumptions used in our audited consolidated financial statements for the fiscal year ended December 31, 2012. See Note 6 to the audited consolidated financial statements in our Annual Report on Form 10-K.

	For Good Reason Resignation ($)	Without Cause Termination ($)	Disability Retirement(1) ($)	Retirement ($)	Change in Control ($)
Compensation:
Severance(2)	4,000,000	4,000,000	—	—	—
Bonus(3)	4,000,000	4,000,000	4,000,000	4,000,000	—
Retirement Plans:
Defined Benefit
Retirement Program(4)	—	—	991,169	991,169	—
SERP(5)	—	—	29,718,734	29,718,734	—
Welfare Benefit(6)	—	—	1,391,904	1,391,904	—
Equity:
Stock Options(7)	—	—	301,500	—	301,500
RSUs(8)	—	—	7,027,921	—	7,027,921
Other Benefits:
Deferred Compensation(9)	5,502,317	5,502,317	5,502,317	5,502,317	5,502,317
Life Insurance(10)	47,780	47,780	47,780	47,780	—
Total	13,550,097	13,550,097	48,981,325	41,651,904	12,831,738

(1)	Assumes retirement due to total and permanent disability on December 31, 2012.

(2)	Upon termination without cause or resignation for good reason, Mr. R.E. Dauch is entitled to receive two years’ base salary payable semimonthly.

(3)	Reflects Mr. R.E. Dauch’s cash bonus earned in 2012 and paid in March 2013.

(4)	Reflects a present value of a joint and survivor annuity benefit payable monthly.

(5)	The present value calculated assuming a joint and survivor annuity benefit payable monthly.

(6)	Reflects benefits for Mr. R.E. Dauch and his spouse assuming retirement or disability on December 31, 2012.

(7)	Outstanding stock option awards vest upon termination of employment due to death, disability or upon a change in control. The value reflects the difference between the exercise price of the unvested options and the closing price of AAM stock on December 31, 2012.

(8)	Outstanding RSUs vest upon termination of employment due to death, disability or upon a change in control. The value reflects the number of RSUs multiplied by the closing price of AAM stock on December 31, 2012.

(9)	Assumes amount is payable in a lump sum upon occurrence of termination event.

(10)	Represents reimbursement of two years’ premiums paid by Mr. R.E. Dauch for a $5 million executive life insurance policy.

John J. Bellanti

The following table shows estimated potential payments to Mr. Bellanti upon resignation for good reason, termination without cause, disability, retirement and a change in control as of December 31, 2012. Upon termination for cause or upon resignation without good reason, Mr. Bellanti would receive only accrued and unpaid compensation. These amounts are not shown in the table below. Mr. Bellanti was eligible to retire on December 31, 2012. The assumptions used to determine retirement benefits are the same assumptions used in our audited consolidated financial statements for the fiscal year ended December 31, 2012. See Note 6 to the audited consolidated financial statements in our Annual Report on Form 10-K.

	For Good Reason Resignation ($)	Without Cause Termination ($)	Disability Retirement(1) ($)	Retirement ($)	Change in Control ($)
Compensation:
Annual Incentive(2)	—	—	140,000	140,000	—
Retirement Plans:
Defined Benefit
Retirement Program(3)	—	—	1,211,666	966,672	—
SERP(4)	—	—	644,007	917,081	—
Welfare Benefit(5)	—	—	219,800	219,800	—
Equity:
RSUs(6)	—	—	355,163	—	355,163
2010 Performance Awards(7)	—	662,400	662,400	662,400	—
2011 Performance Awards(8)	—	379,040	379,040	379,040	—
2012 Performance Unit Award(9)	—	79,478	79,478	79,478	79,478
Special Incentive Program(10)	300,000	300,000	300,000	—	—
Other Benefits:
Deferred Compensation(11)	567,875	567,875	567,875	567,875	567,875
Total	867,875	1,988,793	4,559,429	3,932,346	1,002,516

(1)	Assumes retirement due to total and permanent disability on December 31, 2012.

(2)	Under AAM’s Incentive Compensation Plan for Executive Officers, the award payout is pro-rated through the date of disability or retirement. The amount reflects the 2012 award paid in March 2013.

(3)	Reflects a joint and survivor annuity benefit payable monthly.

(4)	The present value calculated assuming a joint and survivor annuity benefit payable monthly under the disability and retirement scenarios.

(5)	Reflects benefits for Mr. Bellanti and his spouse assuming retirement on December 31, 2012 under the retiree welfare benefit plan.

(6)	Outstanding RSUs vest upon termination of employment due to death, disability or upon a change in control. The value reflects the number of RSUs multiplied by the closing price of AAM stock on December 31, 2012.

(7)	The 2010 performance award in the event of disability, retirement or termination without cause would be based on actual performance through December 31, 3012. Reflects award earned through December 31, 2012 and paid in March 2013.

(8)	The 2011 performance award payable in the event of disability, retirement or termination without cause would be based on actual performance and the pro-rata portion of employment as compared to the performance period. As of December 31, 2012, two-thirds of the performance period would have lapsed. Reflects pro-rata award assuming target is achieved. The actual payout may range from 0% to 200%.

(9)	The 2012 performance unit award payable in the event of disability, retirement, termination without cause or upon a change in control would be based on actual performance and the pro-rata portion of employment as compared to the performance period. As of December 31, 2012, approximately 27% of the performance period would have lapsed. Reflects pro-rata award assuming target is achieved. The actual payout may range from 0% to 200%.

(10)	Under the special incentive program, in the event of disability, resignation for good reason or termination without cause, Mr. Bellanti is entitled to program amounts earned and not previously paid. Reflects the remaining two annual installments of $150,000.

(11)	Assumes amount is payable in a lump sum upon occurrence of termination event.

Norman Willemse

The following table shows estimated potential payments to Mr. Willemse upon termination without cause, disability, retirement and a change in control as of December 31, 2012. Upon termination for cause or upon resignation without good reason, Mr. Willemse would receive only accrued and unpaid compensation. These amounts are not shown in the table below. Mr. Willemse was eligible to retire on December 31, 2012. The assumptions used to determine retirement benefits are the same assumptions used in our audited consolidated financial statements for the fiscal year ended December 31, 2012. See Note 6 to the audited consolidated financial statements in our Annual Report on Form 10-K.

	Without Cause Termination ($)	Disability Retirement(1) ($)	Retirement ($)	Change in Control ($)
Compensation:
Annual Incentive(2)	—	95,000	95,000	—
Retirement Plans:
Defined Benefit
Retirement Program(3)	—	250,789	250,789	—
SERP(4)	—	282,554	282,554	—
Welfare Benefit(5)	—	12,740	—	—
Long Term Incentives:
RSUs(6)	—	151,424	—	151,424
2010 Performance Awards(7)	281,808	281,808	281,808	—
2011 Performance Awards(8)	161,600	161,600	161,600	—
2012 Performance Unit Award(9)	33,884	33,884	33,884	33,884
Other Benefits:
Deferred Compensation(10)	27,372	27,372	27,372	27,372
Total	504,664	1,297,171	1,133,007	212,680

(1)	Assumes total and permanent disability on December 31, 2012.

(2)	Under AAM’s Incentive Compensation Plan for Executive Officers, the award payout is pro-rated through the date of disability or retirement. The amount reflects the 2012 award paid in March 2013.

(3)	Reflects Mr. Willemse’s benefits in the Albion Pension Plan as of December 31, 2012.

(4)	The present value calculated assuming a lump sum benefit under the disability and retirement scenarios.

(5)	Reflects benefits for Mr. Willemse and his spouse assuming retirement on December 31, 2012 under our retiree welfare benefit plan.

(6)	Outstanding RSUs vest upon termination of employment due to death, disability or upon a change in control. The value reflects the number of RSUs multiplied by the closing price of AAM stock on December 31, 2012.

(7)	The 2010 performance award in the event of disability, retirement or termination without cause would be based on actual performance through December 31, 3012. Reflects award earned through December 31, 2012 and paid in March 2013.

(8)	The 2011 performance award payable in the event of a disability, retirement or termination without cause would be based on actual performance and the pro-rata portion of employment as compared to the performance period. As of December 31, 2012, two-thirds of the performance period would have lapsed. Reflects pro-rata award assuming target is achieved. The actual payout may range from 0% to 200%.

(9)	The 2012 performance unit award payable in the event of disability, retirement, termination without cause or upon a change in control would be based on actual performance and the pro-rata portion of employment as compared to the performance period. As of December 31, 2012, approximately 27% of the performance period would have lapsed. Reflects pro-rata award assuming target is achieved. The actual payout may range from 0% to 200%.

(10)	Assumes amount is payable in a lump sum upon occurrence of termination event.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

AAM is seeking a non-binding advisory vote from our stockholders to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis (CD&A) and narrative and tabular disclosures in this proxy statement. In the CD&A, we have provided a detailed description of our compensation programs, including our compensation philosophy and objectives, the individual elements of executive pay, and how the programs are administered. We encourage you to review the CD&A, together with the other narrative and tabular disclosures, in considering your advisory vote on our named executive officers’ compensation.

Our executive officer compensation program is designed to reward performance that supports the achievement of the Company’s business objectives and creates long-term stockholder value. The Compensation Committee considers the following fundamental objectives, among others, in determining our compensation programs:

•	Compensation and benefit programs should attract, motivate and retain experienced executives who are vital to our short-term and long-term success, profitability and growth.
•	Compensation and benefit programs should foster the long-term focus required for success in the global automotive industry.
•	Executive officers should be AAM stockholders.
•	The objectives of rewarding performance and retention should be balanced.

Features of our compensation program and practices include the following:

•	Payouts of annual and long-term incentive awards are based on AAM’s performance as measured against a mix of pre-established financial metrics and total shareholder return.
•	Executive officers are required to comply with stock ownership requirements, which were increased by the Compensation Committee in 2012.
•	AAM prohibits hedging or pledging of Company stock.
•	There are no golden parachute agreements and no excise tax gross-ups upon a change of control.

For the reasons stated above, and more fully discussed in the CD&A, the Board unanimously recommends a vote for the approval of the compensation of our named executive officers.

Although the vote on this proposal is advisory and non-binding, the Board and the Compensation Committee will consider the voting results when making future compensation decisions.

The Board unanimously recommends a vote FOR the approval of the compensation of our named executive officers.

2012 COMPENSATION OF NON-EMPLOYEE DIRECTORS

Total 2012 compensation of our non-employee directors is shown below.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total
Salvatore J. Bonanno, Sr.	75,000	80,003	76,000	—	231,003
Elizabeth A. Chappell	75,500	80,003	76,000	400	231,903
Forest J. Farmer	102,000	80,003	76,000	600	258,603
Steven B. Hantler	75,500	80,003	—	400	155,903
Richard C. Lappin	91,500	80,003	76,000	1,900	249,403
James A. McCaslin	79,000	80,003	76,000	—	235,003
William P. Miller II	87,000	80,003	76,000	—	243,003
John F. Smith	79,500	80,003	—	—	159,503
Larry K. Switzer	91,000	80,003	76,000	1,400	248,403
Thomas K. Walker	146,333	80,003	76,000	400	302,736
Dr. Henry T. Yang	78,000	80,003	76,000	8,200	242,203

(1)	For Mr. Walker, reflects $33,333 paid for his services as Non-Executive Chairman. Mr. Walker served in this temporary role from September 21, 2012 through January 31, 2013 during the absence of the Executive Chairman for a medical procedure. Upon the recommendation of the Compensation Committee, the Board approved additional compensation for Mr. Walker at the rate of $10,000 per month. This amount was determined based on a market analysis provided by Meridian of non-executive chairman pay at companies in our comparative peer group and a broader general industry group.

(2)	Reflects the full grant date fair value of equity awards granted on May 15, 2012 calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in our financial statements. The grant date fair value of equity awards is calculated using the closing market price of AAM common stock on the grant date of $9.16. See Note 9 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 regarding assumptions underlying the valuation of equity awards.

(3)	Reflects amounts earned under the 2011 deferred compensation unit (DCUs) award. In April 2011, annual DCU awards of $80,000 were made to each non-employee director concurrent with the 2011 annual meeting of stockholders. These awards vested April 2012 and resulted in a payout of 95% of target, or $76,000, based on AAM’s total shareholder return.

(4)	The Company reimburses non-employee directors for their travel and related out-of-pocket expenses in connection with attending Board, Committee and stockholder meetings. From time to time, the Company invites spouses of non-employee directors to attend Company events associated with these meetings. The Company pays for spousal travel and certain other expenses and reimburses non-employee directors for taxes attributable to the income associated with this benefit. Amounts reflect reimbursement of taxes on this income.

As of December 31, 2012, each non-employee director had the following number of outstanding options and RSUs, including RSUs deferred:

Name	Option Awards Outstanding (#)	Restricted Stock Units Outstanding (#)
Salvatore J. Bonanno, Sr.	—	8,734
Elizabeth A. Chappell	5,000	19,834
Forest J. Farmer	7,500	13,334
Steven B. Hantler	—	8,734
Richard C. Lappin	7,500	14,384
James A. McCaslin	—	8,734
William P. Miller II	7,500	23,084
John F. Smith	—	8,734
Larry K. Switzer	7,500	23,084
Thomas K. Walker	7,500	16,584
Dr. Henry T. Yang	7,500	19,834

Narrative Description of Non-Employee Director Compensation

2012 Annual Retainer and Meeting Attendance Fees

Annual retainer	$60,000
Board meeting attendance fee	1,500
Committee meeting attendance fee:
Committee chairman	3,000
Other committee members	2,000

Restricted Stock Units (RSUs). Each non-employee director is entitled to receive an annual award of RSUs equal to a value of $80,000 on the date of the annual stockholder meeting. The awards are payable in stock and vest in one year, unless vesting is accelerated upon death, disability or a change in control.

Deferral. Non-employee directors may elect to defer, on a pre-tax basis, a portion of their retainer and meeting fees and receive tax-deferred earnings (or losses) on the deferrals under AAM’s Executive Deferred Compensation Plan. The rate of return on deferred amounts is based on the performance of selected benchmark funds identified in the plan, which is described in Nonqualified Deferred Compensation above. Non-employee directors may also elect to defer settlement of RSUs until after termination of service from the Board.

Stock Ownership Guidelines. Upon stockholder approval of AAM’s 2012 Omnibus Incentive Plan, the Compensation Committee decided to increase the stock ownership guidelines for non-employee directors in 2012 and change the measurement from a fixed number of shares to a multiple of the annual retainer. These new stock ownership guidelines were based on an analysis of prevalent external market practices provided by Meridian in 2012 at the direction of the Compensation Committee. Based on this analysis, the Compensation Committee increased the stock ownership guidelines from 4,000 shares to a multiple of three times the annual retainer. Non-employee directors are expected to meet the guidelines within three years from April 2012 or, for new directors, within three years from the date of election to the Board. Current stock ownership of our non-employee directors is shown in the Security Ownership section below.

2013 Non-Employee Director Compensation. The Board of Directors, upon the recommendation of the Compensation Committee, approved an increase in the annual retainer and the value of annual equity awards. Effective January 1, 2013, the annual retainer was increased to $80,000. The Board also approved an additional annual retainer of $20,000 for the lead director as compensation for the responsibilities and duties associated with that position. The value of the annual equity award for non-employee directors was increased to $100,000 effective on the date of the 2013 annual meeting of stockholders. These adjustments were made based on of a 2012 market study of non-employee director compensation performed by Meridian of companies in our comparative peer group.

SECURITY OWNERSHIP

The following tables show the number of shares of AAM common stock beneficially owned as of March 5, 2013 (unless otherwise noted) by:

•	each person known to us who beneficially owns more than 5 percent of AAM common stock;
•	each of our non-employee directors and nominees;
•	our named executive officers; and
•	all directors, nominees and executive officers as a group.

A beneficial owner of stock is a person who has voting power (the power to control voting decisions) or investment power (the power to cause the sale of the stock). All individuals listed in the tables have sole voting and investment power over the shares (unless otherwise noted).

The beneficial ownership calculation includes 74,839,567 shares of AAM common stock outstanding on March 5, 2013.

MORE THAN 5% BENEFICIAL OWNERS

The following persons have filed reports with the SEC for the period ending December 31, 2012, stating that they beneficially own more than five percent of AAM’s common stock.

Name and Address	Shares of Common Stock Beneficially Owned	Percent of Shares Outstanding
Barrow, Hanley, Mewhinney & Strauss, LLC(1)	5,283,416	7.06
2200 Ross Avenue, 31st Floor Dallas, TX 75201
The Vanguard Group(2)	3,786,844	5.05
100 Vanguard Blvd. Malvern, PA 19355

(1)	Based on the Schedule 13G filed by Barrow, Hanley, Mewhinney & Strauss, LLC, reporting shared voting power over 2,508,300 shares, sole voting power over 2,775,116 shares, and sole investment power over 5,283,416 shares.

(2)	Based on the Schedule 13G filed by The Vanguard Group, reporting sole voting power over 109,452 shares, sole investment power over 3,679,992 shares and shared investment power over 106,852 shares.

DIRECTORS AND EXECUTIVE OFFICERS

	Shares Beneficially Owned(1)(2)	Percent of Shares Outstanding
Directors
Salvatore J. Bonanno, Sr.	25,000	*
Elizabeth A. Chappell	17,100	*
Forest J. Farmer	33,568	*
Steven B. Hantler	5,000	*
Richard C. Lappin	21,950	*
James A. McCaslin	4,000	*
William P. Miller II	27,850	*
John F. Smith	5,000	*
Larry K. Switzer	22,850	*
Thomas K. Walker	26,350	*
Dr. Henry T. Yang	19,600	*
Named Executive Officers
David C. Dauch(3)	119,131	*
Michael K. Simonte	101,951	*
Richard E. Dauch(4)	6,691,957	8.9
John J. Bellanti(5)	79,279	*
Norman Willemse	32,791	*
Directors and Executive Officers as a Group (28 persons)	7,615,039	10.0

(*)	Less than 1 percent of the outstanding shares of AAM common stock.

(1)	Includes vested RSUs awarded to non-employee directors that have been deferred. For the number of RSUs held by each non-employee director, see table to the 2012 Compensation of Non-Employee Directors.

(2)	Includes the following number of shares of common stock which may be acquired upon exercise of options that were exercisable or would become exercisable within 60 days: 5,000 for Ms. Chappell; 7,500 for Mr. Farmer, Mr. Lappin, Mr. Miller, Mr. Switzer, Mr. Walker and Dr. Yang; 68,000 for Mr. D.C. Dauch; 50,000 for Mr. Simonte; 750,000 for Mr. R.E. Dauch; 52,700 for Mr. Bellanti and 17,200 for Mr. Willemse.

(3)	Includes 548 shares held in trusts for the benefit of Mr. D.C. Dauch’s children.

(4)	Includes 5,830,247 shares held in family trusts and 111,710 held in a tax-exempt charitable foundation. Mr. R.E. Dauch shares voting and investment power over 545,410 shares held by a family trust and the charitable foundation.

(5)	Includes 10,000 shares held by Mr. Bellanti’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Based solely on our review of these reports, and written representations from such reporting persons, we believe that the Section 16(a) filing requirements for such reporting persons were met during 2012.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

The Audit Committee of the Board of Directors of AAM has appointed Deloitte & Touche LLP to serve as the independent registered public accounting firm to examine the Company’s consolidated financial statements for the year ending December 31, 2013. Although ratification is not required by our bylaws or otherwise, the Board is submitting the appointment of Deloitte & Touche LLP to our stockholders as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether the appointment is appropriate and will use its discretion in determining whether the appointment of Deloitte & Touche LLP is in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche LLP will attend the 2013 annual meeting and be available to make a statement or respond to appropriate questions.

The Board unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013.

AUDIT COMMITTEE DISCLOSURE

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the Company’s financial reporting process, by monitoring, among other matters, the quality and integrity of the Company’s financial statements, the independence and performance of Deloitte & Touche LLP (D&T), the Company’s independent registered public accounting firm, and the performance of the Company’s internal auditors. Management has primary responsibility for preparing the consolidated financial statements and for the reporting processes, including the design and maintenance of the Company’s system of internal controls. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and opining upon the effectiveness of the internal control over financial reporting under the standards of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee is solely responsible for the compensation, appointment and oversight of the Company’s independent registered public accounting firm.

In this context, the Audit Committee has met and held discussions with management, D&T and the internal auditors, separately and together, with and without management present, regarding the Company’s audited consolidated financial statements for the year ended December 31, 2012, and the Company’s internal controls. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the U.S. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards No. 61, Communications with Audit Committees, as amended, applicable rules of the SEC, and other relevant professional and regulatory standards, which include, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements. Further, the Audit Committee discussed with the internal auditors the Company’s plans for and scope of internal audits, identification of audit risks and results of audit activities.

The Audit Committee reviewed and discussed with D&T the auditor’s independence from the Company and members of the Company’s management. As part of that review, D&T submitted to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding D&T’s communication with the Audit Committee concerning independence from the Company. Further, the Audit Committee discussed with D&T the firm’s independence and considered whether D&T’s performance of non-audit services to the Company was compatible with maintaining D&T’s independence. The Audit Committee concluded that D&T is independent from the Company and its management.

Based upon the considerations described above and subject to the limitations upon the role and responsibilities of the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2012 be included in the Company’s 2012 Annual Report on Form 10-K.

Audit Committee of the Board of Directors

William P. Miller II, Chairman

John F. Smith

Larry K. Switzer

Thomas K. Walker

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to approve in advance all audit and permitted non-audit services (including scope, fee structure and the potential effect of the service on the auditor’s independence) to be performed for the Company by its independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Chairman of the Audit Committee may pre-approve permissible non-audit services that arise between Audit Committee meetings, provided the fees do not exceed a limit established by the Audit Committee and the Audit Committee is informed of the decision to pre-approve the service at its next scheduled meeting. The Audit Committee received regular updates on the amount of fees and scope of audit, non-audit and tax services provided by D&T during 2012. During fiscal 2012, all services provided by D&T as noted in the table below were authorized and approved by the Audit Committee in compliance with pre-approval policies and procedures described herein.

Independent Registered Public Accounting Firm’s Fees

The aggregate amount of fees billed by D&T, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates during the previous two fiscal years is as follows:

	December 31,
	2012	2011
Audit Fees(1)	$1,357,550	$1,181,000
Audit Related Fees(2)	—	—
Tax Fees(3)	80,539	238,000
All Other Fees	—	—

Total	$1,438,089	$1,419,000

(1)	Includes fees for the audit of annual consolidated financial statements, reviews of quarterly consolidated financial statements, statutory audits, consents and comfort letters, reviews of documents filed with the SEC and other services related to SEC matters. Audit fees also include fees incurred in connection with an audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act.

(2)	Audit-related fees are for services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. This category includes fees related to internal control, financial accounting and reporting standards.

(3)	Fees for tax services in 2012 and 2011 consisted of fees for tax compliance, tax advice and tax planning services.

OTHER MATTERS

Expenses of Solicitation

The Board is soliciting your proxy, and the expense of soliciting proxies will be borne by AAM. Proxy materials were distributed by mail by Computershare Trust Company, N.A. In addition, AAM will reimburse brokers, banks and other holders of record for their expenses in forwarding proxy materials to stockholders.

We have retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $11,000 plus reimbursement of certain out-of-pocket expenses. Georgeson may be contacted at (866) 391-6921. In addition, our officers and certain other employees may solicit proxies personally or by telephone, fax or e-mail. They will receive no special compensation for these services.

Stockholder Proposals for 2014 Annual Meeting

Under SEC rules, stockholder proposals for the 2014 annual meeting of stockholders must be received by the Secretary of AAM at One Dauch Drive, Detroit, MI 48211-1198, on or before November 21, 2013 in order to be eligible for inclusion in the Company’s 2013 proxy materials. In addition, AAM’s bylaws require stockholders intending to present any matter for consideration at the 2014 annual meeting of stockholders, other than through inclusion in our proxy materials, to notify AAM’s Secretary in writing at the above address on or before February 21, 2014, but no earlier than February 1, 2014.

Obtaining a copy of 2012 Form 10-K

AAM will furnish to stockholders without charge a copy of our Annual Report on Form 10-K for the year ended December 31, 2012. Requests should be directed to American Axle & Manufacturing Holdings, Inc., Investor Relations Department, One Dauch Drive, Detroit, MI 48211-1198, or by e-mail to investorrelations@aam.com. The 2012 Annual Report on Form 10-K is available on our website at http://investor.aam.com.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 2, 2013.

Vote by Internet • Go to www.envisionreports.com/axl • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2, and FOR Proposal 3.

1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold	+
	01 - Elizabeth A. Chappell	☐	☐	02 - Steven B. Hantler			☐	☐	03 - John F. Smith	☐	☐

				For	Against	Abstain				For	Against	Abstain

2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.			☐	☐	☐	3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.		☐	☐	☐

In their discretion, the proxies are authorized to the extent permitted by law to vote on any and all other matters as may properly come before the meeting, including the authority to vote to adjourn the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. This section must be completed for your instructions to be executed.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01L57C

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — American Axle & Manufacturing Holdings, Inc.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON May 2, 2013

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Richard E. Dauch and David E. Barnes, or either of them, with full power of substitution, are authorized to vote all of your shares as if you were present at the Annual Meeting of Stockholders of American Axle & Manufacturing Holdings, Inc. to be held in the Auditorium at AAM’s World Headquarters Complex, One Dauch Drive, Detroit, Michigan, at 3:00 p.m. on May 2, 2013 or at any adjournments of the meeting.

This proxy will be voted as you specify on the reverse side. If you do not make a choice, this proxy will be voted for the director nominees in Proposal 1, for the approval, on an advisory basis, of the compensation of the Company’s named executive officers in Proposal 2 and for ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm in Proposal 3.

Voting over the Internet or by telephone reduces costs to AAM. If you vote over the Internet or by telephone, please do not mail this card.

(Items to be voted appear on reverse side.)